KELLWOOD COMPANY

and

each of its Domestic Subsidiaries party hereto,

as Borrowers

________________________________________________________________________

LOAN AND SECURITY AGREEMENT

Dated as of April 12, 2006

$400,000,000

_______________________________________________________________________

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

BANK OF AMERICA, N.A.,

as Agent

________________________________________________________________________

BANC OF AMERICA SECURITIES LLC,

and

J.P. MORGAN SECURITIES INC.

as

Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

Page

Section 1.	DEFINITIONS; RULES OF CONSTRUCTION		1
1.1	Definitions		1
1.2	Accounting Terms		29
1.3	Certain Matters of Construction		30
Section 2.	CREDIT FACILITIES		30
2.1	Revolver Commitment		30
	2.1.1	Revolver Loans	30
	2.1.2	Revolver Notes	30
	2.1.3	Use of Proceeds	31
	2.1.4	Voluntary Reduction or Termination of Revolver Commitments	31
	2.1.5	Overadvances	31
	2.1.6	Protective Advances	31
2.2	Increase in Commitments		32
	2.2.1	Request for Increase	32
	2.2.2	Lender Elections to Increase	32
	2.2.3	Notification by Agent; Additional Lenders	32
	2.2.4	Effective Date and Allocations	32
	2.2.5	Conditions to Effectiveness of Increase	33
	2.2.6	Conflicting Provisions	33
2.3	Letter of Credit Facility		33
	2.3.1	Issuance of Letters of Credit	33
	2.3.2	Reimbursement; Participations	35
	2.3.3	Cash Collateral	36
Section 3.	INTEREST, FEES AND CHARGES		36
3.1	Interest		36
	3.1.1	Rates and Payment of Interest	36
	3.1.2	Application of Adjusted LIBOR to Outstanding Loans	37
	3.1.3	Interest Periods	37
	3.1.4	Interest Rate Not Ascertainable	37
3.2	Fees		38
	3.2.1	Unused Line Fee	38
	3.2.2	LC Facility Fees	38
	3.2.3	Agent Fees	38
3.3	Computation of Interest, Fees, Yield Protection		38
3.4	Reimbursement Obligations		38
3.5	Illegality		39
3.6	Increased Costs		39
3.7	Capital Adequacy		40
3.8	Mitigation		40
3.9	Funding Losses		40

i

3.10	Maximum Interest		41
Section 4.	LOAN ADMINISTRATION		41
4.1	Manner of Borrowing and Funding Revolver Loans		41
	4.1.1	Notice of Borrowing	41
	4.1.2	Fundings by Lenders	42
	4.1.3	Swingline Loans; Settlement	42
	4.1.4	Notices	43
4.2	Defaulting Lender		43
4.3	Number and Amount of LIBOR Revolver Loans; Determination of Rate		43
4.4	Borrower Representative		43
4.5	One Obligation		44
4.6	Effect of Termination		44
Section 5.	PAYMENTS		44
5.1	General Payment Provisions		44
5.2	Repayment of Revolver Loans		45
5.3	[Intentionally Omitted.]		45
5.4	Payment of Other Obligations		45
5.5	Marshaling; Payments Set Aside		45
5.6	Post-Default Allocation of Payments		45
	5.6.1	Allocation	45
	5.6.2	Erroneous Application	46
5.7	Application of Payments		46
5.8	Loan Account; Account Stated		46
	5.8.1	Loan Account	46
	5.8.2	Entries Binding	46
5.9	Taxes		47
5.10	Withholding Tax Exemption		47
5.11	Nature and Extent of Each Borrower’s Liability.		47
	5.11.1	Joint and Several Liability	47
	5.11.2	Waivers	48
	5.11.3	Extent of Liability; Contribution	49
	5.11.4	Joint Enterprise	49
	5.11.5	Subordination	49
Section 6.	CONDITIONS PRECEDENT		50
6.1	Conditions Precedent to Initial Loans		50
6.2	Conditions Precedent to All Credit Extensions		51
6.3	Limited Waiver of Conditions Precedent		52
Section 7.	COLLATERAL		52
7.1	Grant of Security Interest		52
7.2	Lien on Deposit Accounts; Cash Collateral		53
	7.2.1	Deposit Accounts	53

	7.2.2	Cash Collateral	53
7.3	[Intentionally Omitted		53
7.4	Other Collateral		53
	7.4.1	Commercial Tort Claims	53
	7.4.2	Certain After-Acquired Collateral	53
7.5	No Assumption of Liability		53
7.6	Further Assurances		54
7.7	Certain Limited Exclusions		54
Section 8.	COLLATERAL ADMINISTRATION		54
8.1	Borrowing Base Certificates		54
8.2	Administration of Accounts		54
	8.2.1	Records and Schedules of Accounts	54
	8.2.2	Taxes	55
	8.2.3	Account Verification	55
	8.2.4	[Intentionally Omitted]	55
	8.2.5	Proceeds of Collateral	55
8.3	Administration of Inventory		55
	8.3.1	Records and Reports of Inventory	55
	8.3.2	Returns of Inventory	55
	8.3.3	Acquisition, Sale and Maintenance	56
8.4	[Intentionally Omitted.]		56
8.5	Administration of Deposit Accounts and Securities Accounts.		56
8.6	General Provisions		56
	8.6.1	Location of Collateral	56
	8.6.2	Insurance of Collateral	57
	8.6.3	Protection of Collateral	57
	8.6.4	Defense of Title to Collateral	57
8.7	Power of Attorney		57
Section 9.	REPRESENTATIONS AND WARRANTIES		58
9.1	General Representations and Warranties		58
	9.1.1	Organization and Qualification	58
	9.1.2	Power and Authority	58
	9.1.3	Enforceability	59
	9.1.4	Capital Structure	59
	9.1.5	Corporate Names; Locations	59
	9.1.6	Title to Properties; Priority of Liens	59
	9.1.7	Accounts	59
	9.1.8	Financial Statements	60
	9.1.9	Surety Obligations	60
	9.1.10	Taxes	60
	9.1.11	Brokers	61
	9.1.12	Intellectual Property	61
	9.1.13	Governmental Approvals	61
	9.1.14	Compliance with Laws	61
	9.1.15	Compliance with Environmental Laws	61

	9.1.16	Burdensome Contracts	61
	9.1.17	Litigation	62
	9.1.18	No Defaults	62
	9.1.19	ERISA	62
	9.1.20	Trade Relations	62
	9.1.21	Labor Relations	62
	9.1.22	Payable Practices	63
	9.1.23	Not a Regulated Entity	63
	9.1.24	Margin Stock	63
	9.1.25	Plan Assets	63
	9.1.26	Immaterial Subsidiaries	63
9.2	Complete Disclosure		63
Section 10.	COVENANTS AND CONTINUING AGREEMENTS		63
10.1	Affirmative Covenants		63
	10.1.1	Inspections; Appraisals	63
	10.1.2	Financial and Other Information	64
	10.1.3	Notices	65
	10.1.4	Landlord and Storage Agreements	66
	10.1.5	Compliance with Laws	66
	10.1.6	Taxes	66
	10.1.7	Insurance	66
	10.1.8	Licenses	66
	10.1.9	Future Subsidiaries	67
	10.1.10	Additional Guarantors	67
10.2	Negative Covenants		67
	10.2.1	Permitted Debt	67
	10.2.2	Permitted Liens	68
	10.2.3	Capital Expenditures	69
	10.2.4	Distributions; Upstream Payments	69
	10.2.5	Restricted Investments	69
	10.2.6	Disposition of Assets	69
	10.2.7	Loans; Extensions of Credit	70
	10.2.8	Restrictions on Payment of Certain Debt	70
	10.2.9	Fundamental Changes	70
	10.2.10	Subsidiaries	71
	10.2.11	Organic Documents	71
	10.2.12	Tax Consolidation	71
	10.2.13	Accounting Changes	71
	10.2.14	Restrictive Agreements	71
	10.2.15	Hedging Agreements	71
	10.2.16	Conduct of Business	71
	10.2.17	Affiliate Transactions	71
	10.2.18	Plans	71

10.2.19	Amendments to the Indenture, Convertible Debenture, the Convertible Debenture Agreement, the Indenture Guaranty, the Convertible Debenture Guaranty or Subordinated Debt 71

10.2.20	Immaterial Subsidiaries	72

10.3	Fixed Charge Coverage Ratio Covenant		72
Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT		72
11.1	Events of Default		72
11.2	Remedies upon Default.		74
11.3	License		75
11.4	Setoff		75
11.5	Remedies Cumulative; No Waiver		75
	11.5.1	Cumulative Rights	75
	11.5.2	Waivers	75
Section 12.	AGENT		76
12.1	Appointment, Authority and Duties of Agent		76
	12.1.1	Appointment and Authority	76
	12.1.2	Duties	76
	12.1.3	Agent Professionals	77
	12.1.4	Instructions of Required Lenders	77
12.2	Agreements Regarding Collateral and Field Examination Reports		77
	12.2.1	Lien Releases; Care of Collateral	77
	12.2.2	Possession of Collateral	77
	12.2.3	Reports	78
12.3	Reliance By Agent		78
12.4	Action Upon Default		78
12.5	Ratable Sharing		78
12.6	Indemnification of Agent Indemnitees		79
	12.6.1	Indemnification	79
	12.6.2	Proceedings	79
12.7	Limitation on Responsibilities of Agent		79
12.8	Successor Agent and Co-Agents		80
	12.8.1	Resignation; Successor Agent	80
	12.8.2	Separate Collateral Agent	80
12.9	Due Diligence and Non-Reliance		80
12.10	Replacement of Certain Lenders		81
12.11	Remittance of Payments and Collections		81
	12.11.1	Remittances Generally	81
	12.11.2	Failure to Pay	81
	12.11.3	Recovery of Payments	81
12.12	Agent in its Individual Capacity		82
12.13	Agent Titles		82
12.14	No Third Party Beneficiaries		82

Section 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS 82

	13.1.1	Successors and Assigns	82
13.2	Participations		82
	13.2.1	Permitted Participants; Effect	82

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	13.2.2	Voting Rights	83
	13.2.3	Benefit of Set-Off	83
13.3	Assignments		83
	13.3.1	Permitted Assignments	83
	13.3.2	Effect; Effective Date	83
13.4	Tax Treatment		84
13.5	Representation of Lenders		84
Section 14.	MISCELLANEOUS		84
14.1	Consents, Amendments and Waivers		84
	14.1.1	Amendment	84
	14.1.2	Limitations	85
	14.1.3	Payment for Consents	85
14.2	Indemnity		85
14.3	Notices and Communications		85
	14.3.1	Notice Address	85
	14.3.2	Electronic Communications; Voice Mail	85
	14.3.3	Non-Conforming Communications	86
14.4	Performance of Borrowers’ Obligations		86
14.5	Credit Inquiries		86
14.6	Severability		86
14.7	Cumulative Effect; Conflict of Terms		86
14.8	Counterparts; Facsimile Signatures		86
14.9	Entire Agreement		87
14.10	Obligations of Lenders		87
14.11	Confidentiality		87
14.12	GOVERNING LAW		87
14.13	Consent to Forum		88
	14.13.1	Forum	88
14.14	Waivers by Obligors		88
14.15	Patriot Act Notice		88
14.16	Subordination		88
14.17	Advertisement		89

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice
Exhibit D	Compliance Certificate
Exhibit E	Joinder Agreement

Schedule 1.1	Commitments of Lenders
Schedule 1.1(B)	Existing Letters of Credit
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Corporate Names; Locations
Schedule 9.1.9	Surety Obligations
Schedule 9.1.12	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.15	Environmental Matters
Schedule 9.1.16	Restrictive Agreements
Schedule 9.1.17	Litigation
Schedule 9.1.19	Pension Plans
Schedule 9.1.21	Labor Contracts
Schedule 10.2.1	Existing Indebtedness
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Investments
Schedule 10.2.17	Existing Affiliate Transactions

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of April 12, 2006, among KELLWOOD COMPANY, a Delaware corporation (“Borrower Representative” or “Parent”) and its Domestic Subsidiaries from time to time a party hereto (each a “Borrower” and collectively with Borrower Representative, “Borrowers”), other Obligors (as defined below) party hereto, the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

R E C I T A L S:

Borrowers have requested that Lenders make available a credit facility, to be used by Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide such credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1.	DEFINITIONS; RULES OF CONSTRUCTION

1.1          Definitions. As used herein, the following terms have the meanings set forth below:

1999 Debenture - means those certain 7.875% 1999 Debentures maturing July 15, 2009, issued pursuant to the Indenture.

Account - as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor - a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount - 85% of the Value of Eligible Accounts.

Acquisition - the acquisition of (i) a controlling Equity Interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such Equity Interest or upon exercise of an option or warrant for, or conversion of securities into, such Equity Interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

Acquisition Adjustments - the adjustments to certain financial terms and computations more particularly described in the last sentence of the definition of the term “EBITDA” and in the last sentence of the definition of the term “Interest Charges”.

Adjusted LIBOR - for any Interest Period, with respect to LIBOR Revolver Loans, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%) appearing on Telerate Page 3750, or if such page is unavailable, the Reuters Screen LIBO Page (or any successor page of either, as applicable), as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if the Reuters Screen LIBO Page is used and more than one rate is shown on such page, the applicable rate shall be the arithmetic mean thereof. If for any reason none of the foregoing rates is available, the Adjusted LIBOR Rate shall be the rate per annum determined by Agent as the rate of interest at which Dollar deposits in the approximate amount of the applicable LIBOR Revolver Loan would be offered to major banks in the offshore Dollar market at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If the Board of Governors shall impose a Reserve Percentage with respect to LIBOR deposits, then Adjusted LIBOR shall equal the amount determined above, divided by 1 minus the Reserve Percentage.

Affiliate - with respect to any Person, another Person (a) who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person; (b) who beneficially owns 10% or more of the voting securities or any class of Equity Interests of such first Person; (c) at least 10% of whose voting securities or any class of Equity Interests is beneficially owned, directly or indirectly, by such first Person; or (d) who is an executive or financial officer, director, partner or managing member of such first Person. “Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through ownership of Equity Interests, by contract or otherwise.

Agent Indemnitees - Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals - attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount – as defined in Section 5.11.3

Anti-Terrorism Laws - any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law - all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Documentary Letter of Credit Fee – as defined in the definition of the term “Applicable Margin”.

Applicable Letter of Credit Fee – as defined in the definition of the term “Applicable Margin”.

Applicable Margin – (i) with respect to any Type of Loan, the margin set forth below, (ii) the applicable unused line fee set forth below (the “Applicable Unused Line Fee”), (iii) the applicable letter of credit fee set forth below (the “Applicable Letter of Credit Fee”) and (iv) the applicable documentary letter of credit fee set forth below (the “Applicable Documentary Letter of Credit Fee”, each as determined by the Excess Liquidity for the last Fiscal Quarter:

Level	Excess Liquidity	Base Rate Revolver Loans	LIBOR Revolver Loans	Applicable Unused Line Fee	Applicable Standby Letter of Credit Fee	Applicable Documentary Letter of Credit Fee
I	< $100,000,000	0.50%	2.00%	0.225%	2.00%	0.50%
II	> $100,000,000 but < $175,000,000	0.25%	1.75%	0.250%	1.75%	0.45%
III	> $175,000,000 but < $250,000,000	0.00%	1.50%	0.250%	1.50%	0.40%
IV	> $250,000,000 but < $325,000,000	(0.25%)	1.25%	0.275%	1.25%	0.40%
V	> $325,000,000	(0.50%)	1.00%	0.275%	1.00%	0.35%

Until April 30, 2006, margins shall be determined as if Level V were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Sections 8.1 and 10.1.2(c) of the Borrowing Base and the Compliance Certificate, respectively, for the last Fiscal Quarter, which change shall be effective on the first calendar day of the calendar month following receipt. If, by the first calendar day of a month, any Borrowing Base Certificate and Compliance Certificate due in the preceding month have not been received, then the margins shall be determined as if Level I were applicable, from such day until the first Business Day of the calendar month following actual receipt.

Applicable Unused Line Fee – as defined in the definition of the term “Applicable Margin”.

Approved Customs Broker - any reputable and creditworthy customs broker which has entered into a bailee agreement with Agent on terms reasonably acceptable to Agent regarding in-transit Inventory and which clears customs with respect to in-transit Inventory.

Approved Fund - any Person (other than a natural person) that is engaged in making, holding or investing in extensions of credit in its ordinary course of business and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Approved Shipper - any reputable and creditworthy shipper or freight forwarder which has entered into a bailee agreement with Agent on terms reasonably acceptable to Agent regarding in-transit Inventory and which transports raw materials and finished goods Inventory from overseas to an Obligor’s distribution centers.

Asset Disposition - a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance - an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.

Availability - determined as of any date, the amount that Borrowers are entitled to borrow as Revolver Loans, being the Borrowing Base minus the principal balance of all Revolver Loans.

Availability Reserve - the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) with respect to Inventory, the manufacture, marketing or disposition of which is subject to a License, (i) if Agent has obtained an Inventory Disposition Agreement, all Royalties that would be payable in connection with the sale of Inventory on hand, as determined by Agent, and (ii) otherwise (i.e., if Agent has not obtained an Inventory Disposition Agreement with respect to a particular category of Inventory), the sum of (x) all Royalties that would be payable if all of that category of Inventory on hand were sold plus (y) all accrued and unpaid Royalties with respect to prior sales of that category of Inventory; (f) a reserve in respect of the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but the imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) all customs duties and import charges payable in connection with in-transit Inventory being transported from overseas to an Obligor’s distribution center; and (h) such additional reserves, in such amounts and with respect to such matters, as Agent in its reasonable Credit Judgment may elect to impose from time to time; it being understood that (i) with respect to any Availability Reserve imposed by Agent after the Closing Date, Agent will endeavor to consult with Borrower Representative in connection with the imposition thereof and (ii) Agent may in its discretion elect not to impose Availability Reserves for not receiving Inventory Disposition Agreements or Lien Waivers during the period of 90 days following the Closing Date.

Bank of America - Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees - Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product - any of the following products, services or facilities extended to any Obligor by any Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Obligor, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.6.1, the applicable Secured Party and Obligor must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and the applicable Borrower. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve for such amount would cause an Overadvance.

Bank Product Amount - as defined in the definition of Bank Product.

Bank Product Debt - Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve - the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Product Debt, which shall be at least equal to the sum of all Bank Product Amounts.

Bankruptcy Code - Title 11 of the United States Code.

Base Rate - the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is a reference rate only and Bank of America may make loans or other extensions of credit at, above or below it. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the effective date specified in the public announcement of the change.

Base Rate Loan - any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan - a Revolver Loan that bears interest based on the Base Rate.

Board of Governors - the Board of Governors of the Federal Reserve System.

Borrower Representative – as defined in the preamble to this Agreement.

Borrowers – Borrower and its Domestic Subsidiaries (other than Immaterial Subsidiaries) from time to time parties hereto.

Borrowing - a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base - on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments minus the LC Reserve; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve.

Borrowing Base Certificate - a certificate, in form and substance satisfactory to Agent, by which Borrower Representative certifies the calculation of the Borrowing Base.

Briggs - means Briggs New York, Inc., a Delaware corporation.

Briggs Agreement – means that certain Accounts Credit and Servicing Agreement dated as of December 1990 by and between Briggs New York Corp. and Heller Intercredit Company, as amended, supplemented or restated from time to time.

Business Day - any day (a) excluding Saturday, Sunday and any other day on which banks are permitted to be closed under the laws of the states of North Carolina, Illinois and Wisconsin and (b) when used with reference to a LIBOR Revolver Loan also excluding any day on which banks do not conduct dealings in Dollar deposits on the London interbank market.

Canadian Dollars – means the lawful money of Canada.

Capital Adequacy Regulation - any law, rule, regulation, guideline, request or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank.

Capital Expenditures - all liabilities incurred, expenditures made or payments due (whether or not made) for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.

Capital Lease - any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral - cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account - a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize - the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate or contingent Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Dominion Period – as defined in Section 8.5.

Cash Equivalents - (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services - any services provided from time to time by any Lender or any of its Affiliates to any Obligor in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

CERCLA - the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change of Control - (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (i) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the Equity Interest in the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (ii) otherwise has the ability, directly or indirectly, to elect a majority of the Board of Directors of the Parent; or (b) a change in the majority of directors of the Parent, unless approved by the then majority of directors.

Chattel Paper - as defined in the UCC.

Claims - all liabilities, obligations, losses, damages, penalties, judgments, proceedings, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loan Documents or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date - as defined in Section 6.1.

Collateral - all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended by the parties under Section 7.1 to secure) any Obligations.

Collection Account - a special account established by Obligors at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

Commercial Tort Claim - as defined in the UCC.

Commitment - for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments as reduced or increased from time to time pursuant to the terms of this Agreement, including pursuant to Section 2.2.

Commitment Termination Date - the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrower Representative terminates the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Compliance Certificate - a certificate, substantially in form of Exhibit D and in substance satisfactory to Agent, by which Borrower Representative certifies compliance with Section 10.2.3 and, if applicable, Section 10.3 and the absence of any Default or Event of Default and sets forth a reasonably detailed calculation of Excess Liquidity for the Fiscal Quarter most recently ended and the applicable Level for the Applicable Margin.

Contingent Obligation - any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Control Agreement – means a Deposit Account Control Agreement or a Securities Account Control Agreement.

Convertible Debentures - means those certain $200,000,000 3.50% Convertible Senior Debentures maturing June 15, 2034, issued pursuant to that certain Indenture dated as of June 22, 2004 by and between the Parent and Union Bank of California, N.A. or any of its successors, as trustee (as amended or supplemented from time to time, the “Convertible Debenture Agreement”).

Convertible Debenture Guaranty - means that certain Guaranty Agreement (and including any guaranty agreement executed pursuant to the terms thereof and any replacement guaranty) dated as of March 15, 2005 by and among the Guarantors and Union Bank of California, N.A. or any of its successors, as trustee for the holders of the Convertible Debentures, as amended or supplemented from time to time.

Copyright Security Agreement – each copyright security agreement pursuant to which an Obligor grants to Agent, for the benefit of the Secured Parties, a Lien on such Obligor’s interest in copyrights as security for the Obligations.

Credit Judgment - Agent’s judgment exercised in good faith, based upon its consideration of any factor that it believes (a) could adversely affect, in any respect which is not de minimis, the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could result in a Default or Event of Default. In exercising such judgment, Agent may consider any factors that could increase the credit risk of lending to Borrowers on the security of the Collateral.

CWA - the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt - as applied to any Person, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures, credit documents or similar instruments, (c) all Capital Leases, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred and being paid in the Ordinary Course of Business, (e) all payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of determination, (f) all Contingent Obligations; (g) all reimbursement obligations in connection with (i) letters of credit, bank guarantees or bankers’ acceptances issued for the account of such Person or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the Ordinary Course of Business, (h) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse and (i) in the case of Borrowers, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default - an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate - for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Deposit Account - as defined in the UCC, but excluding the Excluded Accounts.

Deposit Account Control Agreements - the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for a Borrower, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Distribution - any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Document - as defined in the UCC.

Dollars - lawful money of the United States.

Domestic Subsidiary - a Subsidiary (other than an Immaterial Subsidiary) which is created or organized under the laws of the United States of America, any of its states or the District of Columbia

EBITDA - for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Net Income, (b) Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in determining such Net Income, (d) the amount of depreciation and amortization expense deducted in determining such Net Income and (e) actual charges incurred in connection to the restructuring plan of the Parent announced on July 27, 2005 in an amount not to exceed in the aggregate $225,000,000 as incurred on a pre-tax basis. For each period of 12 consecutive Fiscal Months ending next following the date of any Acquisition (whether consummated before or after the Closing Date), EBITDA shall include the results of operations of the Person or assets so acquired on a historical pro forma basis, and which amounts may include such adjustments as are permitted under Regulation S-X of the Securities and Exchange Commission and reasonably satisfactory to Agent.

Eligible Account - an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendering of services, is payable in Dollars or Canadian Dollars; provided, however, that no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date or has stated terms of more than 90 days after the original invoice date; (b) 25% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 15% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the

Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to an offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) to the knowledge of Borrower Representative or the Agent, (i) an Insolvency Proceeding has been commenced by or against the Account Debtor or (ii) the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada or, if in respect to an Account Debtor organized outside of the United States or Canada, the parent company of which is organized under the laws of a state within the United States, such Account, along with all Accounts owing by similarly situated Account Debtors, exceeds $15,000,000; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and, if subject to the Assignment of Claims Act, the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien; (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended (provided, that Borrower Representative may request from time to time that a specific Account whose payment has been extended not be excluded based on the ineligibility criterion in this clause (l), and Agent, in its sole discretion, may consent thereto), the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis; (n) it represents a progress billing or retainage; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; (p) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes; or (q) it arises from sales related to discontinued operations (as defined in GAAP). In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 60 days old will be excluded.

Eligible Assignee - a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and the Borrower Representative (which approval by the Borrower Representative shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within ten (10) Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Agent in its discretion; provided, that, no Obligor or any Affiliate of any Obligor shall qualify as an Eligible Assignee.

Eligible In-Transit Inventory - either:

(x) Inventory which would otherwise constitute Eligible Inventory but is in-transit between locations where a Borrower stores Inventory or is in transit to a purchaser while title to the Inventory remains with, and the Inventory remains in the control of, a Borrower and is within the United States of America, or

(y) Inventory which would otherwise constitute Eligible Inventory but is in-transit finished goods and raw materials from a supplier located outside the continental United States of America which (A) is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are reasonably satisfactory to the Agent and in respect of which the Agent has been named as loss payee, (B) is in transit to a location in the United States of America that otherwise satisfies the requirements of the definition of the term “Eligible Inventory”, and (C) is the property of such Borrower at the time that such Inventory is delivered to the common carrier (or legal title passes to such Borrower upon such delivery to the common carrier in a manner which results in the Agent becoming the consignee of such property), provided in each case, such in-transit Inventory is subject to a first priority Lien upon such goods in favor of Agent through constructive possession by means of a bailee agreement with an Approved Shipper and Approved Customs Broker (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Borrower or customs brokers fees and customary handling charges) and

(i) for documentary letter of credit transactions, (A) such in-transit Inventory has been paid for in full by Issuing Bank and reimbursed by such Borrower under sight documentary Letters of Credit issued by Issuing Bank; (B) such in-transit Inventory is evidenced by either (1) a full set of clean original tangible negotiable bills of lading consigned to the order of the Agent, or at Agent’s discretion, to the order of such Borrower or (2) a full set of clean original tangible non-negotiable bills of lading consigned to the Agent; (C) each such bill of lading with respect to such in-transit Inventory includes a clause stating that one original bill of lading must be surrendered in order to obtain goods at the port of disembarkation in the United States of America; and (D) unless otherwise agreed by the Agent, such documents are in the possession of the Agent or an Approved Customs Broker acting as the agent for the Agent from which the Agent has received an executed imported goods agreement in form and substance reasonably satisfactory to the Agent with respect to such Inventory; and

(ii) for open account transactions, (A) such in-transit Inventory is evidenced by a full set of clean, original tangible negotiable bills of lading consigned to the order of the Agent, or at Agent’s discretion, to the order of such Borrower, (B) such in-transit Inventory has been paid for by either such Borrower or the Agent has otherwise satisfied itself that a final sale of such in-transit Inventory to such Borrower has occurred, (C) unless otherwise agreed by the Agent, all of the original bills of lading (i.e. the full set) plus one original of the invoice shall be delivered to the Agent from the foreign vendor to the satisfaction of the Agent, (D) unless otherwise agreed by the Agent, all of the original bills of lading and one original invoice shall be in the possession of the Agent or the Approved Customs Broker, (E) no default shall exist under any agreement in effect between the vendor of such in-transit Inventory and such Borrower that would permit such vendor under any applicable law (including the UCC) to divert, reclaim, reroute, or stop shipment of such Inventory, and (F) unless otherwise agreed by the Agent, Agent has received an executed agreement in form and substance reasonably satisfactory to the Agent with respect to such in-transit Inventory from the Approved Customs Broker.

Notwithstanding the foregoing clauses (i) and (ii), for a period of 150 days after the Closing Date, in-transit Inventory which does not constitute Eligible In-Transit Inventory in accordance with the foregoing provisions of this definition, but which would constitute Eligible Inventory if the criteria excluding Inventory from eligibility set forth in clause (h) of the definition of the term “Eligible Inventory” did not apply, shall be deemed to be Eligible Inventory.

Further notwithstanding the foregoing clauses (i) and (ii), Agent may include in Eligible In-Transit Inventory, Inventory which is evidenced by electronic or non-negotiable bills of lading; provided that Agent may at any time, in its sole discretion, discontinue such practice of including such Inventory as Eligible In-Transit Inventory and Agent shall not be bound by any prior course of dealing.

Periodically, Borrower Representative, at Agent’s request, shall provide to Agent a summary listing the amounts of Eligible In-Transit Inventory evidenced by electronic bills of landing.

Eligible Inventory - Inventory owned by a Borrower, provided, that no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or downpayment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete, unmerchantable or from discontinued operations (as defined in GAAP), and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than Permitted Liens described in clauses (c) and (d) of Section 10.2.2, subject to Availability Reserves); (h) is within the continental United States, unless such Inventory is Eligible In-Transit Inventory; (i) except for Eligible In-Transit Inventory, is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Inventory Disposition Agreement or an appropriate Availability Reserve described in clause (e) of the definition of the term “Availability Reserve” has been established; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (l) is reflected in the details of a current perpetual inventory report, unless such Inventory is Eligible In-Transit Inventory.

Enforcement Action - any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws - all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice - a notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release - a release as defined in CERCLA or under any other Environmental Law.

Equipment - as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto.

Equity Interest - the interest of any (a) shareholder in a corporation, (b) partner in a partnership (whether general, limited, limited liability or joint venture), (c) member in a limited liability company, or (d) other Person having any other form of equity security or ownership interest.

ERISA - the Employee Retirement Income Security Act of 1974.

Event of Default - as defined in Section 11.

Excess Liquidity – determined as of any date, the sum of (i) average daily Availability for the Fiscal Quarter then most recently ended, plus (ii) all unrestricted cash and cash equivalents of Borrowers on deposit in Deposit Accounts or Securities Accounts that are subject to Control Agreements.

Excluded Accounts – as defined in Section 8.5.

Excluded Tax - Tax on the overall net income or gross receipts of a Lender imposed by the jurisdiction in which such Lender’s principal executive office is located.

Existing Letter[s] of Credit - those letters of credit issued by an Issuing Bank and outstanding as of the Closing Date and individually described on Schedule 1.1(B).

Extraordinary Expenses - all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Borrower (which shall be reasonable under the circumstances in which they are incurred), including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Borrower, any representative of creditors of a Borrower or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; or (g) Protective Advances. Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Borrower or independent contractors in liquidating any Collateral, and travel expenses.

Fee Letter - the fee letter agreement between Agent and Borrower Representative.

Fiscal Month – one of the three fiscal periods in a Fiscal Quarter each of which is approximately one month in duration. There are 12 Fiscal Months in each Fiscal Year.

Fiscal Quarter – one of the four 13-week, or, if applicable, 14-week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on a Saturday of the thirteenth (or fourteenth, if applicable) week in such quarter.

Fiscal Year – the fiscal year of the Parent for financial accounting purposes. The current Fiscal Year will end on February 3, 2007.

Fixed Charge Coverage Ratio - the ratio, determined on a consolidated basis for Parent and its Subsidiaries for the most recent 12 consecutive Fiscal Months, of (a) EBITDA minus the sum of (i) Capital Expenditures (except those financed with Debt other than Revolver Loans) plus (ii) cash taxes paid, plus (iii) Distributions made by Parent in cash, to (b) Fixed Charges.

Fixed Charges - the sum, determined on a consolidated basis for Parent and its Subsidiaries for the most recent 12 consecutive Fiscal Months, of (a) Interest Charges (other than payment-in-kind), plus (b) principal payments made on Debt in cash (other than the Revolver Loans and the 1999 Debentures that occur within 90 days prior to July 15, 2009), plus (c) purchases, redemptions or prepayments made in cash of any Debt prior to its scheduled due date (other than (i) the Obligations and (ii) purchases, redemptions or prepayments of the 1999 Debentures that occur within 90 days prior to July 15, 2009); provided that, in the case of clauses (b) and (c) above, if the 1999 Debentures are not refinanced or replaced before January 31, 2010, then, effective as of February 1, 2010, such principal payments, purchases, redemptions or prepayments shall be included in the calculation of Fixed Charges as of the date of such principal payments, purchases, redemptions or prepayments.

FLSA - the Fair Labor Standards Act of 1938.

Foreign Lender - any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan - any employee benefit plan or arrangement maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States, or any employee benefit plan or arrangement mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary - a Subsidiary that is not a Domestic Subsidiary or an Immaterial Subsidiary.

Full Payment - with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP - generally accepted accounting principles in the United States in effect from time to time.

General Intangibles - as defined in the UCC, including choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification, and all other intangible Property of any kind.

Goods - as defined in the UCC.

Governmental Approvals - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority - any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantor Payment - as defined in Section 5.11.3.

Guarantors - each Person who guarantees payments or performance of any Obligations pursuant to Section 5.11 hereof and after the date hereof pursuant to a Joinder Agreement. It is understood that the Obligations shall not be guaranteed by any existing or future Foreign Subsidiary, including any Foreign Subsidiary of any Guarantor.

Hedging Agreement - an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Immaterial Subsidiaries - American Recreation Products International, Inc., a Delaware corporation, The Kellwood Foundation, an Illinois charitable foundation, Kellwood Financial Services, Inc., a Delaware corporation, MJF Imports, Inc., a New York corporation, Tri-W Corporation, a North Carolina corporation, Costura Dominicana, Inc., a Delaware corporation; and any other Domestic Subsidiary formed or acquired after the Closing Date (a) which is designated as such by the Borrower Representative in a written notice delivered to Agent from time to time and (b) which does not (i) own or generate any Accounts (other than intercompany Accounts) or Inventory located in the United States of America and (ii) have revenues in any Fiscal Year in excess of $1,000,000 unless such Immaterial Subsidiary has become a Borrower pursuant to Section 10.2.20.

Indemnitees - Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Indenture – that certain Indenture dated September 30, 1997 by and between The Chase Manhattan Bank, as trustee, or any successor trustee and the Parent, as amended, supplemented or restated from time to time, pursuant to which certain debt securities have been issued by the Parent.

Indenture Guaranty - those certain Guaranty Agreement(s) (and including any guaranty agreement executed pursuant to the terms thereof and any replacement guaranty) dated as of March 15, 2005 by and among the Guarantors and JPMorganChase Bank, as trustee or any successor trustee, for the holders of those certain debt securities issued pursuant to the Indenture, as amended or supplemented from time to time.

Insolvency Proceeding - any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Instrument - as defined in the UCC.

Insurance Assignment - each collateral assignment of insurance pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s rights under business interruption or other insurance policies as Agent reasonably deems it appropriate to be assigned, as security for the Obligations.

Intellectual Property - all intellectual and similar Property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.

Intellectual Property Claim - any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Domestic Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Charges - for any period, for Parent and its Subsidiaries on a consolidated basis, the sum of (a) all interest, debt discount, premium payments, commissions, fees, charges and related expenses in connection with Debt (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP. For each period of 12 consecutive Fiscal Months ending next following the date of each Acquisition (whether consummated before or after the Closing Date), Interest Charges as a component of EBITDA shall be adjusted on a historical pro forma basis to (i) eliminate interest expense accrued during such period on any Debt repaid in connection with such Acquisition and (ii) include interest expense on any Debt (including Obligations) incurred, acquired or assumed in connection with such Acquisition (“Incremental Debt”) calculated (A) as if all such Incremental Debt had been incurred as of the first day of such 12 consecutive Fiscal Month period and (B) at the following interest rates: (I) for all periods subsequent to the date of the Acquisition and for Incremental Debt assumed or acquired in the Acquisition and in effect prior to the date of Acquisition, at the actual rates of interest applicable thereto, and (II) for all periods prior to the actual incurrence of such Incremental Debt, equal to the rate of interest actually applicable to such Incremental Debt hereunder or under other financing documents applicable thereto as at the end of each affected period of such 12 consecutive Fiscal Months, as the case may be.

Interest Period - as defined in Section 3.1.3.

Inventory - as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).

Inventory Disposition Agreement - an inventory disposition agreement between Agent and the applicable Licensor granting Agent a right to dispose of Inventory subject to the applicable License, in form and substance reasonably satisfactory to Agent.

Inventory Formula Amount –

(a) at all times prior to the first date on which Availability (based on the Borrowing Base that includes the Inventory Formula Amount calculated pursuant to this clause (a)) is less than $150,000,000 (such date being the “NOLV Trigger Date”), 50% of the Value of Eligible Inventory, and

(b)          at all times on and after the NOLV Trigger Date, the lesser of (i) 65% of the Value of Eligible Inventory; or (ii) 85% of the NOLV Percentage of the Value of Eligible Inventory; provided, however, that at any time after the NOLV Trigger Date, if Company so elects, upon (A) advance written notice to Agent, (B) delivery of a certificate of a Responsible Officer of Borrower Representative demonstrating that Parent and its Subsidiaries have maintained a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 calculated at the end of the most recent Fiscal Month for the period of 12 consecutive Fiscal Months then ending and (C) an irrevocable payment of a fee to Agent, for the account of Lenders, in the amount equal to $125,000 (which shall be fully earned when paid), for a period of not more than 90 consecutive days during any Fiscal Year, up to $25,000,000 of availability based on Inventory Formula Amount shall be calculated as the lesser of (x) 75% of the Value of Eligible Inventory; or (y) 95% of the NOLV Percentage of the Value of Eligible Inventory.

Inventory Reserve - reserves reasonably established by Agent (without duplication to the definition of Eligible Inventory) to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment - any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.

Investment Property - as defined in the UCC.

Issuing Bank - Bank of America or an Affiliate of Bank of America and, so long as no Default or Event of Default shall have occurred and be continuing, any Lender designated by the Borrower Representative in a written notice delivered to Agent from time to time as Issuing Bank hereunder, provided that (i) each Lender so designated shall have delivered to Agent written notice of its acceptance (which acceptance may be a part of or delivered separate from the notice of designation), (ii) such notice of designation and related acceptance shall be delivered not later than fifteen (15) Business Days prior to the initial issuance of any Letter of Credit by such designated Issuing Bank (except that any designation and acceptance delivered on the Closing Date shall be effective immediately), and (iii) there shall at no time be more than six (6) Issuing Banks (including Bank of America or any successor Agent, in its capacity as Agent).

Issuing Bank Indemnitees - Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

Joinder Agreement – an agreement substantially in the form of Exhibit E hereto by which a Domestic Subsidiary of Parent becomes a Borrower hereunder.

LC Application - an application by a Borrower to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions - the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Sublimit, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance and (ii) at least 20 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.

LC Documents - all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations - the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the aggregate undrawn amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request - a request for issuance of a Letter of Credit, to be provided by a Borrower to Issuing Bank, in form satisfactory to Issuing Bank.

LC Reserve - the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Bank.

Lender Indemnitees - Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders - as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Letter of Credit - any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, which shall include the Existing Letter[s] of Credit, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by an Issuing Bank.

Letter-of-Credit Right - as defined in the UCC.

Letter of Credit Sublimit - $100,000,000.

LIBOR Revolver Loan - a Revolver Loan that bears interest based on Adjusted LIBOR.

License - any license or agreement under which a Borrower is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor - any Person from whom a Borrower obtains the right to use any Intellectual Property.

Lien - any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver - an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan - a Revolver Loan.

Loan Account - the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents - this Agreement, Other Agreements and Security Documents.

Loan Year - each calendar year commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock - as defined in Regulation U of the Board of Governors.

Material Adverse Effect - the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, or condition (financial or otherwise) of Borrowers taken as a whole (provided that actions or transactions permitted hereunder, including Permitted Acquisitions, that reduce Excess Liquidity shall not, in and of themselves, constitute a Material Adverse Effect), on the value of any material Borrowing Base Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of Borrowers taken as a whole to repay the Obligations or materially impairs the ability of any Borrower to perform any other obligation under the Loan Documents, or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Borrowing Base Collateral.

Material Contract - any agreement or arrangement to which an Obligor is party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, or (b) that relates to Subordinated Debt, or Debt in an aggregate amount of $40,000,000 or more.

Moody’s - Moody’s Investors Service, Inc., and its successors.

Multiemployer Plan - any employee benefit plan or arrangement described in Section 4001(a)(3) of ERISA that is maintained or contributed to by any Obligor.

Net Income - for any period of computation thereof, the gross revenues from operations of Parent and its Subsidiaries (including payments received by Parent and its Subsidiaries of (i) interest income, and (ii) Distributions made in the Ordinary Course of Businesses by Persons in which investment is permitted pursuant to this Agreement and not related to an extraordinary event), less all operating and non-operating expenses of Parent and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with GAAP and subject to Acquisition Adjustments; but excluding as income: (i) net gains on the sale, conversion or other disposition of capital assets, (ii) net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of Parent or any Subsidiary, (iii) net gains on the collection of proceeds of life insurance policies, (iv) any write-up of any asset, and (v) any other net gain of an extraordinary nature as determined in accordance with GAAP.

Net Proceeds - with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities and capital gains taxes, until such reserves are no longer needed.

NOLV Percentage - the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to Agent and after consultation with the Borrower Representative.

Notes - each Revolver Note, or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing - a Notice of Borrowing to be provided by the Borrower Representative to request the funding of a Borrowing of Revolver Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation - a Notice of Conversion/Continuation to be provided by the Borrower Representative to request a conversion or continuation of any Loans as LIBOR Revolver Loans, in form satisfactory to Agent.

Obligations - all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor - each Borrower, any Guarantor and any other Person that is liable for payment of the Obligations or that has granted a Lien in favor of Agent on its assets to secure the Obligations.

Ordinary Course of Business - the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA - the Occupational Safety and Hazard Act of 1970.

Other Agreement - each Note; LC Document, Fee Letter, Lien Waiver, Inventory Disposition Agreement, Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Overadvance - as defined in Section 2.1.5.

Overadvance Loan - a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Parent – as defined in the preamble to this Agreement.

Participant - as defined in Section 13.2.

Patent Security Agreement - each patent security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in its patents, as security for the Obligations.

Patriot Act - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Intangible - as defined in the UCC.

Payment Item - each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

Permitted Acquisition - any Acquisition effected with the consent and approval of the board of directors or other applicable governing body of the Person being acquired, and with the duly obtained approval of such shareholders or other holders of equity or other ownership interest as such Person may be required to obtain, so long as (i) immediately prior to and immediately after the consummation of such Acquisition, no Default or Event of Default has occurred and is continuing, (ii) substantially all of the sales and operating profits generated by such Person (or assets) so acquired or invested are derived from a line or lines of business that are part of, or complementary, to the business as then conducted by Borrowers and Subsidiaries, and (iii) Availability after giving effect to such Acquisition exceeds $60,000,000. Notwithstanding the foregoing, the Accounts and Inventory of the Person being acquired or comprising the assets that are being acquired shall not be included in Eligible Accounts and Eligible Inventory until a field audit of such assets or such Person has been completed to the satisfaction of Agent.

Permitted Asset Disposition - an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment or Real Estate that, in the aggregate during any Fiscal Year, has a net book value, as determined in accordance with GAAP, of $35,000,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property or License that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) disposition of Investments of the type described in clause (c) of the definition of “Restricted Investments” in the ordinary course of management of the investment portfolio of Borrowers and Subsidiaries; (f) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens or (g) any Asset Disposition made after the Closing Date so long as no Event of Default has occurred and is continuing and Availability immediately after giving effect to such Asset Disposition (including, without limitation, after giving effect to any reduction in the Borrowing Base resulting from such Asset Disposition) exceeds $60,000,000.

Permitted Contingent Obligations - Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) guarantee obligations of a Borrower or any Domestic Subsidiary in respect of Debt or operating leases and other non-Debt obligations otherwise permitted under this Agreement of a Borrower or any wholly-owned Domestic Subsidiary.

Permitted Distributions - so long as no Default or Event of Default is continuing, (a) if Availability exceeds $60,000,000 and would continue to exceed $60,000,000 after giving effect to any such Distribution, Distributions by Parent in an unlimited amount; and (b) if Availability is less than or equal to $60,000,000 or would be less than or equal to $60,000,000 after giving effect to any such Distribution, Distributions by Parent of up to $5,000,000 per Fiscal Quarter.

Permitted Investment – investments described in clauses (a) - (g) of the definition of Restricted Investment

Permitted Lien - as defined in Section 10.2.2.

Permitted Purchase Money Debt - Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien.

Person - any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan - an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (a) maintained by an Obligor for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which an Obligor is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

Pro Rata - with respect to any Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Properly Contested - with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or such Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any Collateral of such Obligor with a value in excess of $250,000; (e) no Lien is imposed on Collateral of such Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances - as defined in Section 2.1.6.

Purchase Money Debt - (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets which does not exceed on the date of acquisition the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) of items described in the preceding clauses (a) and (b).

Purchase Money Lien - a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

RCRA - the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate - all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions - the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount (including, any capitalized interest with respect thereto that does not exceed the principal amount (to the extent such interest was permitted to be capitalized hereunder)) of the Debt being extended, renewed or refinanced; (b) if the original Debt was subordinated to the Obligations, it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (c) the representations, covenants and defaults applicable to it are no less favorable in any material respect to Obligors than those applicable to the Debt being extended, renewed or refinanced; (d) no Lien is granted to secure it other than Liens securing the original Debt; (e) if the original Debt was the obligation of a Foreign Subsidiary, no Obligor becomes obligated on such Debt; and (f) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt - Debt that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (k).

Reimbursement Date - as defined in Section 2.3.2.

Rent and Charges Reserve - the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report - as defined in Section 12.2.3.

Reportable Event - any event set forth in Section 4043(b) of ERISA.

Required Lenders - Lenders (subject to Section 4.2) having Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the

Revolver Commitments have terminated, Loans in excess of 50% of all outstanding Loans.

Reserve Percentage - the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Responsible Officer - means, with respect to all certificates and financial matters hereunder, President, Chief Executive Officer, and Chief Financial Officer of a Borrower (the “Principal Responsible Officers”) and, with respect to all notices (including Notice of Borrowing) and other matters hereunder, any Principal Responsible Officer, the Vice President, Finance and Controller, Vice President, Treasurer or General Counsel of the Borrower Representative or any other officer expressly designated by the Board of Directors of the Borrower Representative (or the appropriate committee thereof) or a Principal Responsible Officer as a Responsible Officer of the Borrower Representative. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower Representative shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of the Borrower Representative and each other Borrower on whose behalf it is delivered and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower Representative and each such Borrower.

Restricted Investment - any Investment by an Obligor, other than (a) Investments (other than those permitted by clause (b) through (g) of this definition) that are existing on the Closing Date and are listed on Schedule 10.2.5; (b) Investments in Subsidiaries to the extent existing on the Closing Date; (c) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Agent; (d) loans, advances and credit extensions permitted under Section 10.2.7; (e) Investments of (i) any Subsidiary in a Borrower or (ii) any Obligor in another Obligor or (iii) any Subsidiary which is not an Obligor in another Subsidiary which is not an Obligor; (f) with respect to any Obligor, Permitted Acquisitions; (g) Investments permitted by Section 10.2.9; (h) other Investments and Acquisitions consummated after the Closing Date by any Subsidiary which is not an Obligor which Investments or Acquisitions do not contain any Contingent Obligations, or any direct or contingent liabilities, of any Obligor and which have not been financed in whole or in part by any Obligor and (i) any Investment made after the Closing Date as long as Availability after giving effect to such Investment exceeds $60,000,000.

Restrictive Agreement - an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Domestic Subsidiary or other Obligor to incur or repay the Obligations, to grant Liens on the Collateral, to declare or make Distributions to an Obligor, to modify, extend or renew the Obligations, or to repay any intercompany Debt owed to an Obligor.

Revolver Commitment - for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on

Schedule 1.1, or as specified hereafter in the most recent Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments as reduced or increased from time to time pursuant to the terms of this Agreement, including pursuant to Section 2.2.

Revolver Loan - a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Note - a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.

Revolver Termination Date – April 15, 2011.

Royalties - all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.

S&P - Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Secured Parties - Agent, Issuing Bank, Lenders and providers of Bank Products.

Securities Account Control Agreements – the Securities Account control agreements to be executed by each securities intermediary maintaining a Securities Account for a Borrower, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Securities Account - as defined in the UCC.

Security Documents – the Copyright Security Agreement, the Patent Security Agreement, Trademark Security Agreements, Insurance Assignments, Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Settlement Report - a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Software - as defined in the UCC.

Solvent - as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the

Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any loan documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Statutory Reserves - the percentage (expressed as a decimal) established by the Board of Governors as the then stated maximum rate for all reserves (including those imposed by Regulation D of the Board of Governors, all basic, emergency, supplemental or other marginal reserve requirements, and any transitional adjustments or other scheduled changes in reserve requirements) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (or any successor category of liabilities under Regulation D).

Subordinated Debt - Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations in a manner and form satisfactory to Agent, and is unsecured and does not amortize prior to the Revolver Termination Date.

Subsidiary - any entity at least 50% of whose voting securities or Equity Interests is owned by an Obligor or any combination of Obligors (including indirect ownership by an Obligor through other entities in which such Obligor directly or indirectly owns 50% of the voting securities or Equity Interests).

Supporting Obligation - as defined in the UCC.

Swingline Loan - any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.

Taxes - any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes imposed by any Governmental Authority, and all interest, penalties and similar liabilities relating thereto.

Trademark Security Agreement - each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in trademarks, as security for the Obligations.

Transferee - any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Type - any type of a Loan (i.e., Base Rate Loan or LIBOR Revolver Loan) that has the same interest option and, in the case of LIBOR Revolver Loans, the same Interest Period.

UCC - the Uniform Commercial Code as in effect in the State of Illinois or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Upstream Payment - a Distribution by a Subsidiary of a Borrower to such Borrower.

Value - (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

1.2          Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner reasonably satisfactory to Required Lenders to take into account the effects of the change.

1.3          Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.

Section 2.	CREDIT FACILITIES
2.1	Revolver Commitment.

2.1.1      Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2      Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note in the principal amount equal to such Lender’s Revolver Commitment to such Lender.

2.1.3      Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt (provided, however, that in no circumstances shall any proceeds of Revolver Loans be used by any Borrower to fund, either directly or indirectly, all or any portion of payments on the 1999 Debentures on the maturity date thereof unless the Availability, after giving effect to such payment, exceeds $40,000,000); (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers.

2.1.4	Voluntary Reduction or Termination of Revolver Commitments.

(a)          The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 30 days prior written notice to Agent at any time after the first Loan Year, Borrower Representative may, at its option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrower Representative shall be irrevocable. On the termination date, Borrower Representative shall make Full Payment of all Obligations.

(b)          Borrower Representative may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, from time to time upon written notice to Agent, which notice shall specify the amount of the reduction, shall be irrevocable once given, shall be given at least five Business Days prior to the end of a month and shall be effective as of the first day of the next month. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof.

2.1.5      Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (an “Overadvance”) or the aggregate Revolver Commitments at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring

Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 10% of the Borrowing Base; and (b) without duplication of Overadvances permitted under clause (a), regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $10,000,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6      Protective Advances. Agent shall be authorized, in its discretion, at any time that a Default or Event of Default exists or any conditions in Section 6 are not satisfied, and without regard to the aggregate Commitments, to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of $5,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect any Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. All Protective Advances shall be Obligations, secured by the Collateral, and shall be treated for all purposes as Extraordinary Expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authorization to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. Following a Protective Advance hereunder, Agent will endeavor to provide the Borrower Representative notice thereof; provided, that the failure of Agent to provide such notice or any error therein shall not in any manner affect the obligation of Borrowers to repay the Loans or any other Obligations in accordance with the terms of this Agreement.

2.2	Increase in Commitments.

2.2.1      Request for Increase. Provided there exists no Default or an Event of Default, upon notice to Agent (which shall promptly notify the Lenders), Borrower Representative may from time to time, request an increase in the total Commitments by an amount (for all such requests) not exceeding $50,000,000; provided that (i) any such request for an increase shall be in a minimum aggregate amount of $10,000,000, and (ii) Borrower Representative has not, at any time prior to such request (other than if such request is the Borrower Representative’s first request to increase the total Commitments), elected to reduce Commitments pursuant to Section 2.1.4 and such notice shall specify the fees payable with respect to such increase. At the time of sending such notice, Borrower Representative (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

2.2.2      Lender Elections to Increase. Each Lender shall notify Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

2.2.3      Notification by Agent; Additional Lenders. Agent shall notify Borrower Representative and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of Agent (which approvals shall not be unreasonably withheld, delayed or conditioned), Borrower Representative may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to Agent and its counsel, provided, however, that Borrower Representative and Agent, in consultation, may invite such additional Eligible Assignees after each Lender has notified Agent of its decision in accordance with Section 2.2.2 above and only with respect to the offered amounts that have not been accepted by such existing Lenders. The total Commitments shall not be increased unless the Lenders and such additional Eligible Assignees agree to increase their Commitments in an amount equal to the requested amount of the increase.

2.2.4      Effective Date and Allocations. If the Commitments are increased in accordance with this Section 2.2, Agent and Borrower Representative shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Agent shall promptly notify Borrower Representative and the Lenders of the final allocation of such increase and the Increase Effective Date. Any increase in the Aggregate Commitments pursuant to this Section 2.2 shall not result in any increase in the Letter of Credit Sublimit.

2.2.5      Conditions to Effectiveness of Increase. As a condition precedent to such increase, Borrower Representative shall deliver to Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of Borrower Representative (i) certifying and attaching resolutions adopted by each Borrower approving or consenting to such increase (if necessary), and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 9 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.2, the representations and warranties contained in Section 9.1.8 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 10.1.2, and (B) no Default exists. Borrowers shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.9) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata share arising from any nonratable increase in the Commitments under this Section.

2.2.6      Conflicting Provisions. This Section shall supersede any provisions in Section 14.1 to the contrary.

2.3	Letter of Credit Facility.

2.3.1      Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)          Each Obligor acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application (appropriately completed and executed by a Borrower or conforming with the electronic letter of credit system at the applicable Issuing Bank, as applicable) with respect to the requested Letter of Credit, as well as such other instruments and agreements as the Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. The Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) (A) Issuing Bank receives a LC Request with concurrent notice thereof to Agent and (B) Issuing Bank receives a LC Application, in each case, at least three Business Days prior to the requested date of issuance; provided, however, that if an application is received via the applicable Issuing Bank’s electronic letter of credit system on any Business Day, such Letter of Credit shall be issued on or prior to 5:00 p.m. the next succeeding Business Day (or at such later date and time as the applicable Issuing Bank may agree in a particular instance in its sole discretion); and (ii) each LC Condition is satisfied. Upon receipt of notice of a LC Request in accordance with this section, the Agent shall notify the Issuing Bank as to whether the issuance of such Letter of Credit is authorized. The Issuing Bank shall not issue any Letter of Credit or amendment of a Letter of Credit increasing the amount thereof without first receiving such authorization. In addition, if the Issuing Bank receives written notice from a Lender at least one Business Day before issuance of a Letter of Credit that any LC Condition has not been satisfied, the Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, the Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)          If a Borrower so requests in any applicable LC Application, the Issuing Bank may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, a Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than thirty (30) days prior to the Revolver Termination Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 6.2 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(c)          Letters of Credit may be requested by a Borrower only (i) to support obligations of a Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be subject to LC Conditions.

(d)          The Obligors assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and an Obligor; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of the Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. The Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Obligors are discharged with proceeds of any Letter of Credit.

(e)          In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, the Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other communication in whatever form believed by the Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. The Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. The Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and, subject to Section 2.3.2(d), shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected and retained with reasonable care.

2.3.2	Reimbursement; Participations.

(a)          If the Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to the Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by the Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse the Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not a Borrower submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due the Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)          Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from the Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If the Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of the Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, the Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c)          The obligation of each Lender to make payments to Agent for the account of the Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. The Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or other Person of any obligations under any LC Documents. The Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. The Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)          No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except to the extent resulting from its actual gross negligence or willful misconduct. The Issuing Bank shall not have any liability to any Lender if the Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

(e)          The Issuing Bank agrees to provide Agent with periodic confirmation, upon Agent’s request, of all amounts owing by any Borrower for any drawings under any Letters of Credit issued by the Issuing Bank, the aggregate undrawn amount of all outstanding Letters of Credit issued by the Issuing Bank and all fees and other amounts owing with respect to any Letters of Credit issued by the Issuing Bank.

2.3.3      Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrowers shall, at the Issuing Bank’s or Agent’s request, pay to Issuing Bank the amount of all outstanding LC Obligations and Cash Collateralize all outstanding Letters of Credit. If Borrowers fail to Cash Collateralize outstanding Letters of Credit as required herein, Lenders may (and shall upon direction of Agent) advance, as

Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied).

Section 3.	INTEREST, FEES AND CHARGES
3.1	Interest.
3.1.1	Rates and Payment of Interest.

(a)          The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans; (ii) if a LIBOR Revolver Loan, at Adjusted LIBOR for the applicable Interest Period, plus the Applicable Margin for LIBOR Revolver Loans; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b)          During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate. Each Borrower acknowledges that the cost and expense to Agent and each Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such added cost and expense.

(c)          Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month and, for any LIBOR Revolver Loan, the last day of its Interest Period; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2	Application of Adjusted LIBOR to Outstanding Loans.

(a)          Borrower Representative may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Revolver Loan at the end of its Interest Period as, a LIBOR Revolver Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Revolver Loan.

(b)          Whenever Borrower Representative desires to convert or continue Loans as LIBOR Revolver Loans, the Borrower Representative shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the aggregate principal amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Revolver Loans, Borrower Representative shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3      Interest Periods. In connection with the making, conversion or continuation of any LIBOR Revolver Loans, Borrower Representative shall select an interest period (“Interest Period”) to apply, which Interest Period shall be one, two, three or six months; provided, however, that:

(a)          the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Revolver Loan, and shall expire on the numerically corresponding day in the calendar month at its end; and

(b)          if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day.

3.1.4      Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining Adjusted LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrower Representative that such circumstance no longer exists, the obligation of Lenders to make LIBOR Revolver Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Revolver Loans.

3.2	Fees.

3.2.1      Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Unused Line Fee per annum times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date; provided that when no Revolver Loan is outstanding such fees shall be payable on the 5th Business Day of each month.

3.2.2      LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to (i) the Applicable Documentary Letter of Credit Fee in effect times the average daily amount of documentary Letters of Credit and (ii) the Applicable Standby Letter of Credit Fee in effect times the average daily stated amount of standby Letters of Credit, which fees shall be payable monthly in arrears, on the first day of each month; provided that when no Revolver Loan is outstanding, such fees shall be payable on the 5th Business Day of each month; and (b) to the Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3      Agent Fees. In consideration of Agent’s syndication of the Commitments and service as Agent hereunder, Borrowers shall pay to Agent, for its own account, the fees described in the Fee Letter.

3.3          Computation of Interest, Fees, Yield Protection. All computations of interest based on Adjusted LIBOR, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days; provided that the unused line fee and Letter of Credit fees described in Sections 3.2.1 and 3.2.2 shall be calculated on the basis of a 365-day or 366-day year, as applicable. All computations of interest based on the Base Rate shall be computed for the actual days elapsed, based on a 365-day or 366-day year as applicable. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts in reasonable detail and with supporting calculations payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Representative by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error.

3.4          Reimbursement Obligations. Borrowers shall reimburse Agent, without duplication, for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all reasonable out-of-pocket and invoiced legal fees (which invoice may omit information that such counsel reasonably deems privileged) and all reasonable out-of-pocket accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. All amounts reimbursable by Borrowers under this Section shall constitute Obligations secured by the Collateral and shall be payable on demand.

3.5          Illegality. Notwithstanding anything to the contrary herein, if (a) any change in any law or interpretation thereof by any Governmental Authority makes it unlawful for a Lender to make or maintain a LIBOR Revolver Loan or to maintain any Commitment with respect to LIBOR Revolver Loans or (b) a Lender determines that the making or continuance of a LIBOR Revolver Loan has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give notice thereof to Agent and Borrower Representative and may (i) declare that LIBOR Revolver Loans will not thereafter be made by such Lender, whereupon any request for a LIBOR Revolver Loan from such Lender shall be deemed to be a request for a Base Rate Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon cessation of the circumstances described in clause (a) or (b) above); and/or (ii) require that all outstanding LIBOR Revolver Loans made by such Lender be converted to Base Rate Loans immediately, in which event all outstanding LIBOR Revolver Loans of such Lender shall be immediately converted to Base Rate Loans.

3.6          Increased Costs. If, by reason of (a) the introduction of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in any law or interpretation thereof, or (b) the compliance with any guideline or request from any Governmental Authority or other Person exercising control over banks or financial institutions generally (whether or not having the force of law):

(i)           a Lender shall be subject to any Tax with respect to any LIBOR Revolver Loan or Letter of Credit or its obligation to make LIBOR Revolver Loans, issue Letters of Credit or participate in LC Obligations, or a change shall result in the basis of taxation of any payment to a Lender with respect to its LIBOR Revolver Loans or its obligation to make LIBOR Revolver Loans, issue Letters of Credit or participate in LC Obligations (except for Excluded Taxes); or

(ii)          any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender shall be imposed or deemed applicable, or any other condition affecting a Lender’s LIBOR Revolver Loans or obligation to make LIBOR Revolver Loans, issue Letters of Credit or participate in LC Obligations shall be imposed on such Lender or the London interbank market;

and as a result there shall be an increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Revolver Loans, Letters of Credit or participations in LC Obligations (except to the extent already included in determination of Adjusted LIBOR), or there shall be a reduction in the amount receivable by such Lender, then the Lender shall promptly notify Borrower Representative and Agent of such event, and Borrowers shall, within five days following demand therefor, pay such Lender the amount of such increased costs or reduced amounts.

If a Lender determines that, because of circumstances described above or any other circumstances arising hereafter affecting such Lender, the London interbank market or the Lender’s position in such market, Adjusted LIBOR or its Applicable Margin, as applicable, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Revolver Loans, issuing Letters of Credit or participating in LC Obligations, then (A) the Lender shall promptly notify Borrower Representative and Agent of such event; (B) such Lender’s obligation to make LIBOR Revolver Loans, issue Letters of Credit or participate in LC Obligations shall be immediately suspended, until each condition giving rise to such suspension no longer exists; and (C) such Lender shall make a Base Rate Loan as part of any requested Borrowing of LIBOR Revolver Loans, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing.

3.7          Capital Adequacy. If a Lender determines that any introduction of or any change in a Capital Adequacy Regulation, any change in the interpretation or administration of a Capital Adequacy Regulation by a Governmental Authority charged with interpretation or administration thereof, or any compliance by such Lender or any Person controlling such Lender with a Capital Adequacy Regulation, increases the amount of capital required or expected to be maintained by such Lender or Person (taking into consideration its capital adequacy policies and desired return on capital) as a consequence of such Lender’s Commitments, Loans, participations in LC Obligations or other obligations under the Loan Documents, then Borrowers shall, within five days following demand therefor, pay such Lender an amount sufficient to compensate for such increase. A Lender’s demand for payment (delivered to Borrower Representative) shall set forth the nature of the occurrence giving rise to such compensation and a calculation of the amount to be paid. In determining such amount, the Lender may use any reasonable averaging and attribution method.

3.8          Mitigation. Each Lender agrees that (i) upon becoming aware that it is subject to Section 3.5, 3.6, 3.7 or 5.9, it will take reasonable measures to reduce Borrowers’ obligations under such Sections, including funding or maintaining its Commitments or Loans through another office, as long as use of such measures would not adversely affect the Lender’s Commitments, Loans, business or interests, and would not be inconsistent with any internal policy or applicable legal or regulatory restriction and (ii) Borrowers shall have no obligation to reimburse any Lender under Sections 3.6, 3.7 or 5.9 for costs or taxes incurred more than 90 days prior to notice to Borrower Representative with respect thereto.

3.9          Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Revolver Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Revolver Loan occurs on a day other than the end of its Interest Period, or (c)  Borrowers fail to repay a LIBOR Revolver Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Revolver Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Revolver Loans.

3.10       Maximum Interest. In no event shall interest, charges or other amounts that are contracted for, charged or received by Agent and Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (“maximum rate”). If, in any month, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate during prior periods. If, upon Full Payment of the Obligations, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section, have accrued under the Loan Documents, then Borrowers shall, to the extent permitted by Applicable Law, pay to Agent, for the account of Lenders, (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times, or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid under the Loan Documents. If a court of competent jurisdiction determines that Agent or any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, Obligations other than interest (regardless of any erroneous application thereof by Agent or any Lender), and upon Full Payment of the Obligations, any balance shall be refunded to Borrowers. In determining whether any excess interest has been charged or received by Agent or any Lender, all interest at any time charged or received from Borrowers in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.

Section 4.	LOAN ADMINISTRATION
4.1	Manner of Borrowing and Funding Revolver Loans.
4.1.1	Notice of Borrowing.

(a)          Whenever Borrowers desire funding of a Borrowing of Revolver Loans, the Borrower Representative shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Revolver Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the principal amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Revolver Loans, and (D) in the case of LIBOR Revolver Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).

(b)          Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation.

(c)          If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Revolver Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2      Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Revolver Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by the Borrower Representative. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3	Swingline Loans; Settlement.

(a)          Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers out of Agent’s own funds, up to an aggregate outstanding amount of $40,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b)          To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place periodically on a date determined from time to time by Agent, which shall occur at least once every five Business Days. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by a Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4      Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions from Borrower Representative. Borrower Representative shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2          Defaulting Lender. If a Lender fails to make any payment to Agent that is required hereunder, Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such defaulting Lender hereunder, apply the payments to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3          Number and Amount of LIBOR Revolver Loans; Determination of Rate. For ease of administration, all LIBOR Revolver Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among Lenders on a Pro Rata basis. No more than 12 LIBOR Revolver Loans may be outstanding at any time, and each LIBOR Revolver Loan when made, continued or converted shall be in a minimum amount of $1,000,000, or an increment of $1,000,000 in excess thereof. Upon determining Adjusted LIBOR for any Interest Period requested by Borrower Representative, Agent shall promptly notify Borrower Representative thereof by telephone or electronically and, if requested by Borrower Representative, shall confirm any telephonic notice in writing.

4.4          Borrower Representative. Each Borrower hereby designates Kellwood Company (“Borrower Representative”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications with Agent, the Issuing Bank or any Lender, preparation and deliver of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, the Issuing Bank or any Lender. Borrower Representative hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Representative on behalf of any Borrower. Agent and Lenders may send any notice or communication with a Borrower hereunder to Borrower Representative on behalf of such Borrower. Agent shall have the right, in its discretion, to deal exclusively with Borrower Representative for any or all purposes under the Loan Documents. Each Borrower agrees that any notice election, communication, representation, agreement or undertaking made on its behalf by Borrower Representative shall be binding upon and enforceable against it.

4.5          One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6          Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, with the consent of Agent, any Cash Management Services). All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrower Representative and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash

Collateral as Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

Section 5.	PAYMENTS

5.1          General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Borrower Representative may, at the time of payment, specify to Agent the Obligations to which such payment is to be applied, but Agent shall in all events retain the right to apply such payment in such manner as Agent, subject to the provisions hereof, may determine to be appropriate. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Revolver Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Revolver Loans.

5.2          Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If any Asset Disposition includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Revolver Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3	[Intentionally Omitted.]

5.4          Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5          Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any Obligor makes a payment to Agent or Lenders, or if Agent or any Lender receives payment from the proceeds of Collateral, exercise of setoff or otherwise, and such payment is subsequently invalidated or required to be repaid to a trustee, receiver or any other Person, then the Obligations originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been received and any enforcement or setoff had not occurred.

5.6	Post-Default Allocation of Payments.

5.6.1      Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)          first, to all costs and expenses, including Extraordinary Expenses, owing to Agent and Lenders;

(b)          second, to all amounts owing to Agent and Lenders on Swingline Loans or Protective Advances;

(c)	third, to all amounts owing to Issuing Bank on LC Obligations;

(d)          fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);

(e)          fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);

(f)	sixth, to provide Cash Collateral for outstanding Letters of Credit;
(g)	seventh, to all other Obligations, other than Bank Product Debt; and
(h)	last, to Bank Product Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to Agent or the actual Bank Product Debt as calculated by the methodology reported by the provider of such Bank Product to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Secured Party. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor.

5.6.2      Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7          Application of Payments. During any Cash Dominion Period, amounts transferred to Agent from the Collection Account shall be applied upon receipt by Agent to the Obligations, subject to Section 5.1. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records. If, as a result of Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.8	Loan Account; Account Stated.

5.8.1      Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of the Borrower Representative, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2      Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 60 days after receipt or inspection that specific information is subject to dispute.

5.9          Taxes. If any Taxes (except Excluded Taxes) shall be payable by any party due to the execution, delivery, issuance or recording of any Loan Documents, or the creation or repayment of any Obligations, Borrowers shall pay (and shall promptly reimburse Agent and Lenders for their payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold harmless Indemnitees against all liability in connection therewith. If Borrowers shall be required by Applicable Law to withhold or deduct any Taxes (except Excluded Taxes) with respect to any sum payable under any Loan Documents, (a) the sum payable to Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made; (b) Borrowers shall make such withholding or deductions; and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxing or other authority in accordance with Applicable Law.

5.10       Withholding Tax Exemption. At least five Business Days prior to the first date for payment of interest or fees hereunder to a Foreign Lender, the Foreign Lender shall deliver to Borrower Representative and Agent two duly completed copies of IRS Form W-8BEN or W-8ECI (or any subsequent replacement or substitute form therefor), certifying that such Lender can receive payment of Obligations without deduction or withholding of any United States federal income taxes. Each Foreign Lender shall deliver to Borrower Representative and Agent two additional copies of such form before the preceding form expires or becomes obsolete or after the occurrence of any event requiring a change in the form, as well as any amendments, extensions or renewals thereof as may be reasonably requested by Borrower Representative or Agent, in each case, certifying that the Foreign Lender can receive payment of Obligations without deduction or withholding of any such taxes, unless an event (including any change in treaty or law) has occurred that renders such forms inapplicable or prevents the Foreign Lender from certifying that it can receive payments without deduction or withholding of such taxes. During any period that a Foreign Lender does not or is unable to establish that it can receive payments without deduction or withholding of such taxes, other than by reason of an event (including any change in treaty or law) that occurs after it becomes a Lender, Agent may withhold taxes from payments to such Foreign Lender at the applicable statutory and treaty rates, and Borrowers shall not be required to pay any additional amounts under this Section or Section 5.9 as a result of such withholding.

5.11	Nature and Extent of Each Borrower’s Liability.

5.11.1    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or liable; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2	Waivers

(a)          Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Notwithstanding anything to the contrary in any Loan Document, and except as set forth in Section 5.11.3, each Borrower expressly waives all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off, as well as all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)          Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in the exercise of any rights or remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action by Agent or such Lender and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. If Agent bids at any foreclosure or trustee’s sale or at any private sale, Agent may bid all or a portion of the Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3	Extent of Liability; Contribution.

(a)          Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b)          If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)          Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.11.4    Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5    Subordination. Each Borrower hereby subordinates any claims it may have as a result of this Section 5.11, including any right of payment, subrogation, contribution and indemnity, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

Section 6.	CONDITIONS PRECEDENT

6.1          Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions (except to the extent that such conditions are permitted by Agent to be satisfied on a post-closing basis pursuant to a post-closing agreement) has been satisfied:

(a)          Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)          Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)          Agent shall have received duly executed agreements establishing each Deposit Account and related lockbox and Securities Account, in form and substance reasonably satisfactory to Agent, and with financial institutions, reasonably satisfactory to Agent.

(d)          Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Responsible Officer of Borrower Representative certifying that, after giving effect to the initial Loans and transactions hereunder, (i) each Obligor is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects; and (iv) such Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e)          Agent shall have received a certificate of a duly authorized officer of each Borrower, certifying (i) that attached copies of such Borrower’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown, (ii) that an attached copy of resolutions (to the extent necessary under Applicable Law or applicable Organic Documents) authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)           Agent shall have received a written opinion of McDermott Will & Emery, as well as any local counsel to any Borrower or Borrower Representative, in form and substance satisfactory to Agent.

(g)          Agent shall have received copies of the charter documents of each Obligor, certified as appropriate by the Secretary of State or another official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(h)          Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors, all in compliance with the Loan Documents.

(i)           No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since January 28, 2006.

(j)           Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(k)          Agent shall have received a Borrowing Base Certificate prepared as of January 28, 2006. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $250,000,000.

(l)           Without duplication of the foregoing, Agent shall have received those documents, certificates and agreements set forth on the separate closing checklist delivered by Agent to Borrower Representative.

6.2          Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a)          No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)          The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c)          No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(d)          With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it reasonably deems appropriate in connection therewith.

6.3          Limited Waiver of Conditions Precedent. If Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

Section 7.	COLLATERAL

7.1          Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)	all Accounts;
(b)	all Chattel Paper, including electronic chattel paper;

(c)          to the extent relating to any Account or Inventory, all Commercial Tort Claims;

(d)	all Deposit Accounts;
(e)	all Documents relating to Inventory;

(f)           all General Intangibles, including Payment Intangibles, Software and Intellectual Property;

(g)	all Inventory;

(h)          all Instruments issued in payment of Accounts or as proceeds of Inventory;

(i)	all Investment Property (other than Equity Interests in any Subsidiary);

(j)           to the extent evidencing, governing or otherwise relating to any Account or Inventory, all Letter-of-Credit Rights and all Supporting Obligations;

(k)          all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(l)           all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(m)         all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2	Lien on Deposit Accounts; Cash Collateral.

7.2.1      Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all such Obligor’s right, title and interest in and to each Deposit Account of such Obligor’s and any deposits or other sums at any time credited to any such Deposit Account, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept.

7.2.2      Cash Collateral. Any Cash Collateral may be invested, in Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement (other than an express written agreement entered into between Agent and such Obligor), understanding or course of dealing with any Obligor, and shall have no responsibility or liability for any investment or loss other than for a loss from an investment resulting from the gross negligence or willful misconduct of Agent, provided, however, that, in any event, Agent shall have no responsibility or liability for declines in value with respect to any investment approved by an Obligor. Each Obligor hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in the Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. Subject to Section 8.5, the Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Obligor or other Person claiming through or on behalf of any Obligor shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3	[Intentionally Omitted.]
7.4	Other Collateral.

7.4.1      Commercial Tort Claims. Obligors shall promptly notify Agent in writing if any Obligor has a Commercial Tort Claim relating to any Account or Inventory (other than, as long as no Default or Event of Default exists, any such Commercial Tort Claim for less than $10,000,000) and, for claims greater than $20,000,000, upon Agent’s request, shall promptly execute such documents and take such actions as Agent deems appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.

7.4.2      Certain After-Acquired Collateral. Obligors shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property (other than Equity Interest in Subsidiaries) or Letter-of-Credit Rights and, upon Agent’s request, shall promptly execute such documents and take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien (subject only to Permitted Liens) upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5          No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.

7.6          Further Assurances. Promptly upon request, Obligors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that indicates the Collateral described in Section 7.1, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7          Certain Limited Exclusions. Notwithstanding Section 7.1, the Collateral shall not include (A) any Equity Interest in any Subsidiary or debt of any Subsidiary and (B) any license, contract, property rights or agreement to which an Obligor is a party or any of its rights or interests thereunder if and for so long as the grant of a Lien therein under Section 7.1 would constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Obligor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such license, contract, property rights or agreement (other than to the extent that any such term is rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), provided however, that at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, Collateral shall include immediately and automatically any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in clauses (i) or (ii) above.

Section 8.	COLLATERAL ADMINISTRATION

8.1          Borrowing Base Certificates. If no Revolver Loans are outstanding, by the 25th day following the end of each Fiscal Quarter and otherwise by the 25th day following the end of each Fiscal Month, Borrower Representative shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous Fiscal Quarter or Fiscal Month, as applicable, and at such other times as Agent may request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower Representative and certified by a Responsible Officer of Borrower

Representative, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2	Administration of Accounts.

8.2.1      Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent, on such periodic basis as Agent may request, a sales and collections report, in form reasonably satisfactory to Agent. Borrower Representative shall also provide to Agent, concurrently with delivery of each Borrowing Base Certificate pursuant to Section 8.1, a summary aged trial balance of all Accounts as of the end of the preceding Fiscal Quarter or Fiscal Month (as applicable), and as Agent may reasonably request, information related to Accounts, including Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information. If Accounts in an aggregate face amount of $10,000,000 or more cease to be Eligible Accounts, Borrower Representative shall notify Agent of such occurrence promptly (and in any event within three Business Days) after any Obligor has knowledge thereof.

8.2.2      Taxes. If an Account of any Obligor includes a charge for any Taxes then due, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or with respect to any Collateral.

8.2.3      Account Verification. At any time after Availability is less than $60,000,000 or at any time following the occurrence and during the continuation of an Event of Default, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligors to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4	[Intentionally Omitted]

8.2.5      Proceeds of Collateral. Obligors shall request in writing and otherwise take all reasonable steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to one or more Deposit Accounts (or a lockbox relating to a Deposit Account) that are subject to Deposit Account Control Agreements. If any Obligor or Domestic Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the third Business Day after such receipt) deposit same into such Deposit Account.

8.3	Administration of Inventory.

8.3.1      Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs, and shall submit to Agent inventory reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) or periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each inventory or physical count. Borrower Representative shall also provide to Agent, concurrently with delivery of financial statements pursuant to Section 10.1.2(b), (i) a summary of the Royalties payments owing by each Obligor as of the last day of the applicable Fiscal Quarter or Fiscal Month (as the case may be) and (ii) as requested by Agent, a summary of charges owing by each Obligor as of the last day of the applicable Fiscal Quarter or Fiscal Month (as the case may be) to shippers or freight forwarders for the overseas transportation of goods of Obligors and customs brokers which clear customs with respect thereto.

8.3.2      Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any Fiscal Month exceeds $10,000,000; and (d) any payment received by an Obligor for a return is promptly remitted to Agent for application to the Obligations.

8.3.3      Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory on consignment or approval, and shall take reasonable steps to assure that all Inventory is produced in accordance with Applicable Law, including, in the case of Inventory produced in the United States of America, the FLSA. No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4	[Intentionally Omitted.]

8.5          Administration of Deposit Accounts and Securities Accounts. Schedule 8.5 sets forth all Deposit Accounts and Securities Accounts maintained by Obligors. Each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account and Securities Account (other than an account exclusively used for payroll, payroll taxes or employee benefits, or accounts containing not more that $500,000 in the aggregate for all such accounts at any time and not more than $25,000 in any single account at any time (collectively, the “Excluded Accounts”)). Each Obligor shall be the sole account holder of each Deposit Account and Securities Accounts and shall not allow any other Person (other than Agent) to have control (as defined in Article 9 of the UCC) over a Deposit Account, a Securities Account or any Property deposited therein. Borrower Representative shall promptly notify Agent of any opening or closing of a Deposit Account or a Securities Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same. Following the occurrence and during the continuation of an

Event of Default (and until such time as no Event of Default exists) or from any date on which Availability is less than $40,000,000 and until the last day of a period of ninety (90) consecutive days thereafter during which average daily Availability is equal to or exceeds $45,000,000 (each such period, a “Cash Dominion Period”), Agent may (subject to any notice requirements in the applicable Control Agreement) deliver written instructions to the depository banks and securities intermediaries at which such Deposit Accounts and Securities Accounts are maintained directing them to transfer on a daily basis all payments, deposits or other Property received in the Deposit Accounts or Securities Accounts to the Collection Account or as otherwise instructed by Agent; provided that upon the termination or expiration of all Cash Dominion Periods, Agent shall promptly rescind such instructions to such depository banks and securities intermediaries. At all times, other than during a Cash Dominion Period, Borrowers may withdraw cash or cash equivalents from Deposit Accounts and Securities Accounts and use such cash and cash equivalents for purposes not prohibited hereunder at such time.

8.6	General Provisions.

8.6.1      Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1 (as such schedule may be amended or modified from time to time), except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States set forth on Schedule 8.6.1 (as such schedule may be amended or modified from time to time).

8.6.2	Insurance of Collateral.

(a)          Each Obligor shall maintain insurance with respect to the Collateral (other than Accounts and trademarks), covering casualty, hazard, public liability, theft, malicious mischief, and such other risks, in such amounts and with such endorsements as are in each case reasonably satisfactory to Agent, and with such insurers as are reasonably satisfactory to Agent or with any other insurers rated A+ or better by A.M. Best Rating Guide. All proceeds under each policy relating to Collateral shall be payable to Agent. From time to time upon reasonable request, Obligors, shall deliver to Agent the originals or certified copies of its insurance policies. Unless Agent shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing Agent as loss payee or additional insured, as appropriate; (ii) requiring 10 days prior written notice to Agent in the event of cancellation of the policy for non-payment of premium and requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any other reason; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists and Availability exceeds $40,000,000, Obligors may settle, adjust or compromise any insurance claim. If an Event of Default exists or Availability is less than $40,000,000, only Agent shall be authorized to settle, adjust and compromise such claims.

(b)          All proceeds of the insurance described in clause (a) above (excluding self-insurance) in excess of $15,000,000 shall be paid to Agent, and (x) if an Event of Default has occurred and is continuing, shall be applied in accordance with Section 5.6.1, and (y) if no

Event of Default has occurred and is continuing, shall be applied, first, to the principal balance of the Revolver Loans then outstanding and, second, to other Obligations then due and owing, in each case, the balance of such proceeds shall be paid to Borrower Representative.

8.6.3      Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4      Defense of Title to Collateral. Each Obligor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7          Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Borrowers:

(a)          Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)          During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

If requested by the Borrower Representative, upon Full Payment of Obligations, Agent shall furnish evidence of termination of the power of attorney given to Agent under this Section 8.7.

Section 9.	REPRESENTATIONS AND WARRANTIES

9.1          General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1      Organization and Qualification. Each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2      Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3      Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4      Capital Structure. Schedule 9.1.4 (as such schedule may be amended or supplemented from time to time with respect to the following) shows, for each Obligor, its name and its jurisdiction of organization and its authorized and issued Equity Interests, and for each Domestic Subsidiary only, the holders of its Equity Interests and all agreements binding on such holders with respect to their Equity Interests. Each Obligor has good title to the Equity Interests of its Domestic Subsidiaries, and all such Equity Interests are duly issued, fully paid and non-assessable. Except as set forth on Schedule 9.1.4 (as such schedule may be amended or supplemented from time to time with respect to the following), there are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of any Obligor or Domestic Subsidiary.

9.1.5      Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, no Person that is an Obligor as of the Closing Date has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other locations of Collateral of Obligors are shown on Schedule 8.6.1 (as such schedule may be amended or supplemented from time to time).

9.1.6      Title to Properties; Priority of Liens. Each Obligor has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Obligor has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than

Permitted Liens. All Liens of Agent in the Collateral (other than Deposit Accounts and/or Securities Accounts, in each case, as to which Control Agreements will be put in place within 120 days after the Closing Date) are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens under Applicable Law and this Agreement.

9.1.7      Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Obligors with respect thereto. Obligors warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)          it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)          it arises out of a completed, bona fide sale and delivery of goods or services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)          it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request;

(d)          it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)          no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective);

(f)           no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business that are reflected in the reports submitted to Agent hereunder; and

(g)          to the Obligor’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor continues to meet the applicable Obligor’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s ability to pay the applicable Accounts.

9.1.8      Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and its Subsidiaries and consolidating balance sheets and related statements of income for Parent and its Subsidiaries, separately presenting Obligors, Immaterial Subsidiaries and Foreign Subsidiaries, that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since January 28, 2006, there has been no change in the condition, financial or otherwise, of any Obligor or Domestic Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Obligor and Domestic Subsidiary is Solvent.

9.1.9      Surety Obligations. Except as set forth on Schedule 9.1.9 (as such schedule may be amended or supplemented from time to time), no Obligor is obligated as indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.10    Taxes. Each Obligor has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested and except where the failure to file or pay the same would not have a Material Adverse Effect. The provision for Taxes on the books of each Obligor is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.11    Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.12    Intellectual Property. Each Obligor owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others, except where the failure to own or have rights to use such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor or any of its Property (including any Intellectual Property, except for Intellectual Property Claims which could not reasonably be expected to have a Material Adverse Effect). Except as disclosed on Schedule 9.1.12 (as such schedule may be amended or supplemented from time to time), no Obligor pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor is shown on Schedule 9.1.12.

9.1.13    Governmental Approvals. Each Obligor has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance or failure to be in good standing could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14    Compliance with Laws. Each Obligor has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. To the knowledge of any Obligor, as of the Closing Date, there have been no citations, notices or orders of material noncompliance issued to Obligor under any Applicable Law. No Inventory has been produced in the United States of America in violation of the FLSA, except for Inventory which Borrower Representative has promptly removed from the Borrowing Base after its receipt of notice thereof.

9.1.15    Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.15 , no Obligor’s past or present operations, Real Estate or other Properties are subject to any on-going federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up that could reasonably be expected to have a Material Adverse Effect. To the knowledge of any Obligor, as of the Closing Date, no Obligor has received any Environmental Notice. As of the Closing Date, no Obligor has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.16    Burdensome Contracts. No Obligor is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.16 (as such schedule may be amended or supplemented from time to time), none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.

9.1.17    Litigation. Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor. No Obligor is in default with respect to any order, injunction or judgment of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

9.1.18    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. As of the Closing Date, no Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Debt in excess of $20,000,000. As of the Closing Date, there is no basis upon which any party (other than an Obligor or Domestic Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.19    ERISA. Except as disclosed on Schedule 9.1.19 (as such schedule may be amended or supplemented from time to time), no Obligor has any Multiemployer Plan. Each Obligor is in full compliance with the requirements of all Applicable Law, including ERISA, relating to each Multiemployer Plan. As of the Closing Date, no Obligor has any obligations under a Foreign Plan. No fact or situation exists that could reasonably be expected to result in a Material Adverse Effect in connection with any Multiemployer Plan. No Obligor has any withdrawal liability in connection with a Multiemployer Plan or Foreign Plan. All employer and employee contributions to Foreign Plans, to the extent required by law or the terms of such plans, have been made or accrued in accordance with normal accounting principles. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance and/or the book reserve established for each Foreign Plan, together with any accrued contributions, are sufficient to provide the accrued benefit obligations of all participants in such plans according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

9.1.20    Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor and any customer or supplier, or any group of customers or suppliers, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.21    Labor Relations. Except as described on Schedule 9.1.21 (as such schedule may be amended or supplemented from time to time), no Obligor is party to or bound by any collective bargaining agreement. As of the Closing Date, there are no material grievances, disputes or controversies with any union or other organization of any Obligor’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.22    Payable Practices. No Obligor has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.23    Not a Regulated Entity. No Obligor is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.24    Margin Stock. No Obligor is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.25    Plan Assets. As of the Closing Date, no Obligor is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Internal Revenue Code), and the execution of this Agreement is not a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

9.1.26    Immaterial Subsidiaries. No Immaterial Subsidiary (a) owns or generates any Accounts (other than intercompany Accounts) or Inventory located in the United States of America or (ii) has revenues in any Fiscal Year in excess of $1,000,000.

9.2          Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

Section 10.	COVENANTS AND CONTINUING AGREEMENTS

10.1       Affirmative Covenants. For so long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Domestic Subsidiary to:

10.1.1	Inspections; Appraisals.

(a)          Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligors or Domestic Subsidiary, inspect, audit and make extracts from any Borrowers’ or Domestic Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Domestic Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligors to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligors. To the extent any appraisal or other information is shared by Agent or a Lender with any Obligor, such Obligors acknowledges that it was prepared by Agent and Lenders for their purposes and Obligors shall not be entitled to rely upon it.

(b)          Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate (A) up to two times per Loan Year if at all times during such Loan Year Availability exceeds $40,000,000 and (B) up to four times per Loan Year if at any time during such Loan Year Availability is less than $40,000,000; and (ii) appraisals of Inventory up to one time per Loan Year if at any time during such Loan Year Availability is less than $150,000,000; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Obligors without regard to such limits. Subject to the foregoing, Obligors shall pay Agent’s then standard charges for each day that an employee or an agent of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)          as soon as available, and in any event within 100 days after the close of each Fiscal Year, consolidated balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year of Parent and its Subsidiaries, which consolidated statements shall be audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public accountants of recognized standing selected by Borrower Representative and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information filed with the Securities and Exchange Commission, and the consolidating balance sheets as of the end of such Fiscal Year and related statements of income for such Fiscal Year of Parent and its Subsidiaries, separately presenting Obligors, Immaterial Subsidiaries and Foreign Subsidiaries;

(b)          as soon as available, and in any event within 50 days after the end of each Fiscal Quarter (but within 75 days after the last Fiscal Quarter in a Fiscal Year) and so long as the compliance with the Fixed Charge Coverage is being tested in accordance with Section 10.3, within 40 days after the end of each Fiscal Month (but within 75 days after the last Fiscal Month in a Fiscal Year) the following: (i) unaudited consolidated balance sheets as of the end of such Fiscal Quarter or Fiscal Month, as applicable, and the related statements of income and cash flow for such Fiscal Quarter or Fiscal Month, as applicable, and for the portion of the Fiscal Year then elapsed, for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and (ii) consolidating balance sheets as of the end of such Fiscal Quarter or Fiscal Month, as applicable, and the related statements of income for such portion of the Fiscal Year then elapsed for Parent and its Subsidiaries, separately presenting Obligors, Immaterial Subsidiaries and Foreign Subsidiaries and certified by either the chief financial officer or the Vice Present, Finance and Controller of the Borrower Representative as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter or Fiscal Month, as applicable, and period, subject to normal year-end adjustments and the absence of footnotes;

(c)          concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of the Borrower Representative;

(d)          to the extent available and upon Agent’s request, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e)          not later than 50 days after the end of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, quarter by quarter;

(f)           at Agent’s request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, all in form satisfactory to Agent;

(g)          promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower; provided, that each statement or report required to be delivered pursuant to this clause (g) shall be deemed to have been delivered on the date on which the Borrower Representative posts such document on the Borrower Representative’s website on the Internet at the website address www.kellwood.com, or when such document is posted on the Securities and Exchange Commission’s website at www.sec.gov (the “SEC Website”) or on an Internet website established by Agent with Intralinks, Inc. or other similarly available electronic media (each of the foregoing an “Informational Website”); provided, further, that (i) the Borrower Representative shall deliver paper copies of all such documents to Agent or any Lender that requests the Borrower Representative to deliver such paper copies (without impairment of the effectiveness of any document previously delivered in electronic media form) until a request to cease delivering paper copies is given by Agent or such Lender and (ii) Agent and each Lender shall be notified by electronic mail of the applicable Informational Website and of the posting of each such document; it being understood and agreed that (x) Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above in this clause (g), and in any event shall have no responsibility to monitor compliance by the Borrower Representative with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents and (y) Borrowers shall be responsible for (other than with respect to the SEC Website) and shall incur all risks associated with (including with respect to the SEC Website) the security and confidentiality of the Informational Websites and its information posted thereon;

(h)          such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Obligor’s financial condition or business.

10.1.3    Notices. Notify Agent and Lenders in writing, promptly after an Obligor obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if it is reasonably likely that an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any adverse judgment not covered by insurance in an amount exceeding $10,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution is reasonably likely to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution is reasonably likely to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice, which could reasonably be expected to have a Material Adverse Effect; (i) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (j) to Agent only, any opening of a new office or place of business where Collateral is located, within 30 days after such opening.

10.1.4    Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral having a book value in excess of $1,000,000 in the aggregate at any time.

10.1.5    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Domestic Subsidiary, it shall act promptly and diligently to investigate and report to Agent and, to the extent required by Applicable Law, all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6    Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers reasonably satisfactory to Agent or other insurers rated A+ or better by Best Rating Guide, (a) with respect to the Properties and business of the Obligors of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated, and (b) business interruption insurance with deductibles and subject to an Insurance Assignment reasonably satisfactory to Agent.

10.1.8    Licenses. Keep each License affecting any material portion of the Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors in full force and effect subject to non-renewal or termination by the applicable Obligor in the Ordinary Course of Business, or otherwise in its reasonable judgment; notify Agent of any proposed modification to any such License increasing the Royalties payable thereunder, or entry into any new License, in each case at least 10 days prior to the effective date of such License or modification, pay all Royalties when due; and notify Agent of any material default or breach asserted by any Person to have occurred under any License.

10.1.9    Future Subsidiaries. Promptly notify Agent upon any Person becoming a Domestic Subsidiary and cause it to execute and deliver to Agent a Joinder Agreement and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on the Collateral in which such Person has an interest, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate.

10.1.10                 Additional Guarantors. In the event that any Person becomes party to the Indenture Guaranty or to the Convertible Debenture Guaranty and such Person is not a Borrower hereunder, Borrower Representative shall immediately notify Agent thereof and cause such Person to execute and deliver to Agent a Joinder Agreement and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on the Collateral in which such Person has an interest, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.

10.1.11                 Briggs Agreement. On or before December 31, 2006, terminate the Briggs Agreement.

10.2       Negative Covenants. For so long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Domestic Subsidiary not to:

10.2.1	Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
	(a)	the Obligations;
	(b)	Subordinated Debt;
	(c)	Permitted Purchase Money Debt;

(d)          Debt (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans and which is listed on Schedule 10.2.1;

(e)	Bank Product Debt;
(f)	[Intentionally Omitted];
(g)	Permitted Contingent Obligations;

(h)          Refinancing Debt as long as each Refinancing Condition is satisfied in respect of such Refinancing Debt at the time such Refinancing Debt is incurred;

(i)           the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(j)           unsecured intercompany Debt for loans and advances made by any Borrower or wholly owned Subsidiary to (i) a Borrower, (ii) any other Obligor or (iii) if such wholly owned Subsidiary making such loan or advance is not an Obligor, any other wholly owned Subsidiary, provided that such intercompany Debt of any Obligor is subordinated pursuant to Section 14.16;

(k)          guaranty obligations of any Obligor pursuant to the Indenture Guaranty and the Convertible Debenture Guaranty as long as at all times such Person shall also be an Obligor hereunder;

(l)	unsecured Debt;

(m)         other unsecured Debt of any Subsidiary which is not an Obligor, provided that, in connection with such Debt, no Obligor has incurred a Contingent Obligation or any direct or contingent liability with respect thereto unless such Contingent Obligation is unsecured and is expressly permitted hereunder; and

(n)          other Debt of any Obligor (including Debt incurred or assumed in connection with a Permitted Acquisition) that is not included in any of the preceding clauses of this Section, and that is created, incurred or guaranteed after the Closing Date as long as in each case Availability after giving effect thereto exceeds $60,000,000.

10.2.2    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)	Liens in favor of Agent;
(b)	Purchase Money Liens securing Permitted Purchase Money Debt;
(c)	Liens for Taxes not yet due or being Properly Contested;

(d)          statutory Liens (other than Liens for Taxes or imposed under ERISA but including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(e)          Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Debt), statutory obligations (including in connection with workers’ compensation, unemployment insurance and other social security legislation (other than Liens for Taxes or imposed under ERISA)) and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;

(f)           Liens securing judgments for the payment of money in an aggregate amount not in excess of $20,000,000 (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than 10 consecutive days during which execution is not effectively stayed;

(g)          easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(h)          normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(i)           existing Liens shown on Schedule 10.2.2  and any renewals or extensions thereof (other than any renewals or extensions of any Liens arising under the Briggs Agreement), provided that the Property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby does not increase the maximum outstanding principal amount of such obligations;

(j)           Liens on fixed assets acquired in connection with a Permitted Acquisition so long as such Liens were existing at the time of such Acquisition by a Borrower or Subsidiary and were not incurred, extended or renewed in contemplation of such Acquisition; provided that (i) the Lien shall attach solely to the property acquired, and (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such fixed assets whether or not assumed by a Borrower or Subsidiary shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets; and

(k)          Other Liens that are created upon any of its Property (other than Collateral) after the Closing Date as long as in each case Availability after giving effect thereto exceeds $60,000,000.

10.2.3    Capital Expenditures. Make Capital Expenditures in excess of $40,000,000 in the aggregate during any Fiscal Year exclusive of Capital Expenditures made at the time at which after giving effect thereto Availability exceeds $60,000,000; provided, however, that if the amount of Capital Expenditures permitted to be made in any Fiscal Year exceeds the amount actually made, up to 50% of such excess may be carried forward to the next Fiscal Year.

10.2.4	Distributions; Upstream Payments.

(a)          Declare or make any Distributions, except (i) Permitted Distributions and (ii) Upstream Payments; or

(b)          Create or suffer to exist any encumbrance or restriction on the ability of a Domestic Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.16.

10.2.5	Restricted Investments. Make any Restricted Investment.

10.2.6    Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition or a transfer of Property by a Subsidiary or Obligor to a Borrower.

10.2.7    Loans; Extensions of Credit. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in the relevant Obligor’s reasonable business judgment to prevent or limit loss; (e) intercompany loans permitted by Section 10.2.1(j); and (f) loans or extensions of credit made in the ordinary course of business after the Closing Date as long as Availability after giving effect to such loans or extensions of credit exceeds $60,000,000.

10.2.8    Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Responsible Officer of Borrower Representative shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Debt (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent), except for any such prepayment with respect to such Debt made after the Closing Date as long as Availability after giving effect to such prepayment exceeds $60,000,000.

10.2.9	Fundamental Changes.

(a)          Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except:

(i)           any Subsidiary may merge (x) with a Borrower, provided that such Borrower shall be the continuing or surviving Person, or (y) with any one or more Subsidiaries, provided that when any wholly-owned Subsidiary or Guarantor is merging with another Subsidiary, the wholly-owned Subsidiary or Guarantor shall be the continuing or surviving Person, or (z) with any other Person in connection with any Permitted Acquisition, provided that the continuing or surviving Person shall be a wholly-owned Subsidiary and, if such Subsidiary was a Guarantor, also a Guarantor;

(ii)          any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to a Borrower or to another Subsidiary; provided that if the seller in such a transaction is a wholly-owned Subsidiary or a Guarantor, then the purchaser must also be a wholly-owned Subsidiary or Guarantor, respectively; or

(iii)	in connection with a Permitted Asset Disposition

(b)          Except following thirty (30) days prior written notice to Agent, change its name or conduct business under any fictitious name; change its tax or other organizational identification number; or change its form or state of organization.

10.2.10                 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Section 10.1.9 or Section 10.2.9 in connection with Permitted Acquisitions; or permit any existing Domestic Subsidiary to issue any additional Equity Interests except director’s qualifying shares and except for Permitted Investments and issuances by a wholly-owned Subsidiary in connection with any Permitted Acquisition.

10.2.11                Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date except for any amendment, modification or other change that does not adversely affect Agent or any Lender or any duty to pay Obligations.

10.2.12                Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Parent and its Subsidiaries.

10.2.13                Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14                Restrictive Agreements. Become a party to or permit any Subsidiary to become a party to any Restrictive Agreement, except a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.16.

10.2.15                Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16                Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

10.2.17                Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Obligors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18                Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date or assumed in connection with any Permitted Acquisition.

10.2.19                Amendments to the Indenture, Convertible Debenture, the Convertible Debenture Agreement, the Indenture Guaranty, the Convertible Debenture Guaranty or Subordinated Debt.

(a)          Amend, supplement or otherwise modify (i) the Indenture, (ii) any Convertible Debenture or the Convertible Debenture Agreement, or (iii) the Indenture Guaranty or the Convertible Debenture Guaranty, in each case in a manner that directly or indirectly accelerates the time of payment, increases the principal amount of or interest rate applicable to indebtedness issued, provides for more restrictive terms that adversely affect Agent or the Lenders or

(b)          Amend, supplement or otherwise modify any other document, instrument or agreement relating to any Subordinated Debt, if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that adversely affects Agent or the Lenders; or (vii) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.2.20                Immaterial Subsidiaries. Permit or suffer any Immaterial Subsidiary to (a) own or generate any Accounts (other than intercompany Accounts) or Inventory located in the United States of America or (ii) have revenues in any Fiscal Year in excess of $1,000,000, unless Borrower Representative causes such Immaterial Subsidiary to execute a Joinder Agreement and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on the Collateral in which such Person has an interest, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate.

10.2.21                 Briggs Accounts. At any time prior to the termination of the Briggs Agreement, permit (i) Briggs to commingle any of its funds maintained in any Deposit Account, Securities Account or otherwise with any funds of any other Obligor or (ii) any Obligor (other than Briggs) to commingle any of such Obligor’s funds maintained in any Deposit Account, Securities Account or otherwise with any funds of Briggs.

10.3       Fixed Charge Coverage Ratio Covenant. From any date on which Availability is less than $40,000,000 (such occurrence being a “FCC Triggering Event”) and at all times thereafter until the last day of a period of ninety (90) consecutive days during which the average daily Availability is at least $45,000,000, Parent and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 calculated at the end of each Fiscal Month (commencing with the Fiscal Month most recently ended prior to such FCC Triggering Event for the period of 12 consecutive Fiscal Months then ending.

Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1       Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)          Any Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)          Any representation, warranty or other written statement of any Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)          Any Obligor breaches or fail to perform any covenant contained in Section 7.2, 7.4, 7.6, 8.1, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d)          Any Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 20 days after a Responsible Officer of such Obligor has knowledge thereof or a Responsible Officer of Borrower Representative receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)          Any Guarantor repudiates, revokes or attempts to revoke its guaranty hereunder; any Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)           Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $20,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)          Any judgment or order for the payment of money remains outstanding for more than 30 days against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $20,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise; provided that if Excess Liquidity exceeds $100,000,000 at the time such judgment or order is entered, the $20,000,000 threshold referred to above shall be $50,000,000;

(h)          Any loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $15,000,000; provided that if Excess Liquidity exceeds $100,000,000 at the time such judgment or order is entered, the $15,000,000 threshold described above shall be $50,000,000;

(i)           Any Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting a portion of its business, which action could reasonably be expected to have a Material Adverse Effect; any Obligor suffers the loss, revocation or termination of one or more licenses, permits, leases or agreements, which loss, revocation or termination could reasonably be expected to have a Material Adverse Effect, except in connection with a Permitted Asset Disposition, there is a cessation of any part of an Obligor’s business for a period of time (other than in connection with a Permitted Asset Disposition), which cessation could reasonably be expected to have Material Adverse Effect; any Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs (other than in connection with a Permitted Asset Disposition); or any Obligor ceases to be Solvent;

(j)	Any Insolvency Proceeding is commenced by any Obligor;

(k)          Any Insolvency Proceeding is commenced against any Obligor and (i) such Obligor consents to the institution of the proceeding against it, (ii) the petition commencing the proceeding is not timely controverted by such Obligor, (iii) such petition is not dismissed within 60 days after its filing, or (iv) an order for relief is entered in the proceeding;

(l)           A trustee (including an interim trustee) is appointed to take possession of any substantial Property of or to operate any of the business of any Obligor; or any Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally;

(m)         A Reportable Event occurs that constitutes grounds for termination by the Pension Benefit Guaranty Corporation of any Multiemployer Plan or appointment of a trustee for any Multiemployer Plan; any Multiemployer Plan is terminated or any such trustee is requested or appointed; any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any withdrawal therefrom; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(n)          Any Obligor or any of its Responsible Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Obligor’s business, or (ii) any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Collateral; or

(o)	A Change of Control occurs.

11.2       Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)          declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)          terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c)          require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)          exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations. Notwithstanding the foregoing, Agent shall not exercise any rights to enforce its Liens with respect to Intellectual Property, unless all of the Obligations have been declared immediately due and payable.

11.3       License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Property of Obligors, including, without limitation, all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels and packaging materials, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral if and for so long as such non-exclusive license or other right to use, license or sub-license would not constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Obligor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such non-exclusive license or other right to use, license or sublicense, provided however, that at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, such grant shall include immediately and automatically any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in clauses (i) or (ii) above. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4       Setoff. Agent, Lenders and their Affiliates are each authorized by Obligors at any time during an Event of Default, without notice to Obligors or any other Person, to set off and to appropriate and apply any deposits (general or special), funds, claims, obligations, liabilities or other Debt at any time held or owing by Agent, any Lender or any such Affiliate to or for the account of any Obligor against any Obligations, whether or not demand for payment of such Obligation has been made, any Obligations have been declared due and payable, are then due, or are contingent or unmatured, or the Collateral or any guaranty or other security for the Obligations is adequate; it being understood and agreed, as between Agent, Lenders and their

Affiliates, that all such deposits, funds or other moneys to be applied against any Obligations pursuant to this Section 11.4 shall be allocated in accordance with Section 5.6.

11.5	Remedies Cumulative; No Waiver.

11.5.1    Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Obligors contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent nd Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.

11.5.2    Waivers. The failure or delay of Agent or any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Obligors and executed by Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

Section 12.	AGENT
12.1	Appointment, Authority and Duties of Agent.

12.1.1    Appointment and Authority. Each Lender appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) exercise all rights and remedies given to Agent with respect to any

Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, and to exercise its Credit Judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2    Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by Required Lenders while an Event of Default exists. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3    Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4    Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2	Agreements Regarding Collateral and Field Examination Reports.

12.2.1    Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations, (b) that is the subject of an Asset Disposition which Borrower Representative certifies in writing to Agent is a Permitted Asset Disposition or a Lien which Borrower Representative certifies is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry), (c) that is within the limitations set forth in Section 14.1(d)(v), or (d) with the written consent of all Lenders; provided further, upon request of Borrower Representative, Agent will provide Borrower Representative with a release of the Agent’s security interest in any assets or Collateral in conjunction with a Permitted Asset Disposition. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2    Possession of Collateral. Agent and Lenders appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, under the UCC or other Applicable Law, can be perfected by possession. If any Lender obtains possession of any such Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.

12.2.3    Reports. Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit or other examination or any appraisal prepared by or on behalf of Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Obligors books and records as well as upon representations of Obligors officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain all or any part of a Report through such Lender.

12.3       Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4       Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate its Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5       Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

12.6	Indemnification of Agent Indemnitees.

12.6.1    Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGOR (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ANY AND ALL LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING ALL REASONABLE FEES AND EXPENSES OF COUNSEL TO SUCH AGENT INDEMNITEES), ADVANCES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE AGENT INDEMNITEES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY TRANSACTIONS CONSUMMATED PURSUANT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY THE AGENT INDEMNITEES UNDER THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY TRANSACTIONS CONSUMMATED PURSUANT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS other than liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the gross negligence or willful misconduct of Agent Indemnitees. If Agent is sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person for any alleged preference from an Obligor or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by Lenders to the extent of each Lender’s Pro Rata share.

12.6.2    Proceedings. Without limiting the generality of the foregoing, if at any time (whether prior to or after the Commitment Termination Date) any proceeding is brought against any Agent Indemnitees by an Obligor, or any Person claiming through an Obligor, to recover damages for any act taken or omitted by Agent in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless Agent Indemnitees with respect thereto and to pay to Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same other than damages resulting from the gross negligence or willful misconduct of Agent Indemnitees. In Agent’s discretion, Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders.

12.7       Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8	Successor Agent and Co-Agents.

12.8.1    Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower Representative. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $500,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower Representative. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor by merger or acquisition of the stock or assets of Bank of America shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2    Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9       Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10     Replacement of Certain Lenders. In the event that any Lender (a) fails to fund its Pro Rata share of any Loan or LC Obligation hereunder, and such failure is not cured within two Business Days, (b) defaults in performing any of its obligations under the Loan Documents, (c) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (d) cannot make a LIBOR Revolver Loan in accordance with Section 3.5 or (e) requests reimbursement for increased costs pursuant to Section 3.6, for increased costs pursuant to Section 3.7, or taxes pursuant to Section 5.9 then, in addition to any other rights and remedies that any Person may have, Agent may, and at the request of Borrower Representative, shall, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.11	Remittance of Payments and Collections.

12.11.1                Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2                Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent.

12.11.3                Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, Lenders shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12     Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13     Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14     No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and does not confer any rights or benefits upon Obligor or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents shall be conclusively presumed to have been authorized and directed by Lenders as herein provided.

Section 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1.1    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent and Lenders and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents, and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2	Participations.

13.2.1    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3    Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3	Assignments.

13.3.1    Permitted Assignments. A Lender may assign to any Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of

$5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender be at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2    Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $5,000, such assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From the effective date of such assignment, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as appropriate.

13.4       Tax Treatment. If any interest in a Loan Document is transferred to a Transferee that is organized under the laws of any jurisdiction other than the United States or any state or district thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 5.10.

13.5       Representation of Lenders. Each Lender represents and warrants to each Borrower, Agent and other Lenders that none of the consideration used by it to fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Internal Revenue Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code and the interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.

Section 14.	MISCELLANEOUS
14.1	Consents, Amendments and Waivers.

14.1.1    Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent, with the consent of Required Lenders, and each Obligor party to such Loan Document; provided, however, that

(a)          without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)          without the prior written consent of Issuing Bank affected thereby, no modification shall be effective with respect to any LC Obligations or Section 2.3;

(c)          without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender;

(d)          without the prior written consent of all Lenders (except a defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.6, 7.1 (except to add Collateral), or 14.1.1; (iii) amend the definitions of Borrowing Base, Eligible Accounts and Eligible Inventory (and the defined terms used in such definitions), Pro Rata or Required Lenders; (iv) increase any advance rate or (except as set forth in Section 2.2) increase total Commitments; (v) except as currently contemplated by the Loan Documents (including, without limitation, in connection with a Permitted Asset Disposition or as provided in Section 12.2.1) release Collateral with a book value greater than $50,000,000 during any calendar year; or (vi) except in connection with a Permitted Asset Disposition, release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release; and

(e)          With the written acknowledgment (without implying a requirement of consent) of Agent, Borrower Representative, and (if applicable) the signature of a Domestic Subsidiary becoming a Borrower, Joinder Agreements may be entered into and Schedules 8.5, 8.6.1, 9.1.4, 9.1.9, 9.1.12, 9.1.16, 9.1.19, and 9.1.21 may be modified.

14.1.2    Limitations. The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

14.1.3    Payment for Consents. No Obligors will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2       Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3	Notices and Communications.

14.3.1    Notice Address. Subject to Section 4.1.4, all notices, requests and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Representative’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice, request or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice, request or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by the Borrower Representative shall be deemed received by all Obligors.

14.3.2    Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3    Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor.

14.4       Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5       Credit Inquiries. Each Obligor hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary in connection with the establishment of credit lines and/or trade credit or any verification of any Obligor’s Accounts.

14.6       Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7       Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise specifically provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8       Counterparts; Facsimile Signatures. Any Loan Document may be executed in counterparts, each of which taken together shall constitute one instrument. Loan Documents may be executed and delivered by facsimile, and they shall have the same force and effect as manually signed originals. Agent may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any facsimile signature.

14.9       Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.

14.10     Obligations of Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor. Each Obligor acknowledges and agrees that in connection with all aspects of any transaction contemplated by the Loan Documents, Obligors, Agent, Issuing Bank and Lenders have an arms-length business relationship that creates no fiduciary duty on the part of Agent, Issuing Bank or any Lender, and each Obligor, Agent, Issuing Bank and Lender expressly disclaims any fiduciary relationship.

14.11     Confidentiality. During the term of this Agreement and for 12 months thereafter, Agent and Lenders agree to take reasonable precautions to maintain the confidentiality of any information that Borrowers deliver to Agent and Lenders and identify as confidential at the time of delivery, except that Agent and any Lender may disclose such information (a) to their respective officers, directors, employees, Affiliates and agents, including legal counsel, auditors and other professional advisors; (b) to any party to the Loan Documents from time to time; (c) pursuant to the order of any court or administrative agency; (d) upon the request of any Governmental Authority exercising regulatory authority over Agent or such Lender; (e) which ceases to be confidential, other than by an act or omission of Agent or any Lender, or which becomes available to Agent or any Lender on a nonconfidential basis; (f) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by Applicable Law; (g) to the extent reasonably required for the exercise of any rights or remedies under the Loan Documents; (h) to any actual or proposed party to a Bank Product or to any Transferee, as long as such Person agrees to be bound by the provisions of this Section; (i) to the National Association of Insurance Commissioners or any similar organization, or to any nationally recognized rating agency that requires access to information about a Lender’s portfolio in connection with ratings issued with respect to such Lender; (j) to any investor or potential investor in an Approved Fund that is a Lender or Transferee, but solely for use by such investor to evaluate an investment in such Approved Fund, or to any manager, servicer or other Person in connection with its administration of any such Approved Fund; or (k) with the consent of Borrower Representative. Notwithstanding the foregoing, Agent and Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ names in advertising and other promotional materials.

14.12     GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.13	Consent to Forum.

14.13.1                Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES OF AMERICA LOCATED IN COOK COUNTY, ILLINOIS, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.14     Waivers by Obligors. To the fullest extent permitted by Applicable Law, Obligors waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding, claim or counterclaim of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which Obligors may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Obligor. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.15     Patriot Act Notice. Agent and Lenders hereby notify Obligor that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligor’s management and owners, such as legal name, address, social security number and date of birth.

14.16     Subordination. Each Obligor covenants and agrees that the payment of all indebtedness, principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Obligor), fees, charges, expenses, reasonable attorneys’ fees and any other sum, obligation or liability owing by any other Obligor to such Obligor, including any intercompany trade payables or royalty or licensing fees (collectively, the “Intercompany Obligations”), is subordinated, to the extent and in the manner provided in this Section 14.16, to the prior payment in full of all Obligations (herein, the “Senior Obligations”) and that the subordination is for the benefit of Agent and Lenders, and Agent may enforce such provisions directly (it being understood that nothing in this Section 14.16 shall prohibit any payment on any Intercompany Obligations so long as no Default or Event of Default has occurred and is continuing).

(a)          Each Obligor hereby (i) authorizes Agent to demand specific performance of the terms of this Section 14.16 whether or not any other Obligor shall have complied with any of the provisions hereof applicable to it, at any time when such Obligor shall have failed to comply with any provisions of this Section 14.16 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(b)          Upon any distribution of assets of any Obligor in any dissolution, winding-up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) and subject to the provisions of Section 14.16:

(i)           Agent and Lenders shall first be entitled to receive payment in full in cash of the Senior Obligations before any Obligor is entitled to receive any payment on account of the Intercompany Obligations.

(ii)          Any payment or distribution of assets of any Obligor of any kind or character, whether in cash, property or securities, to which any other Obligor would be entitled except for the provisions of Section 14.16, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to Agent, to the extent necessary to make payment in full of all Senior Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to Agent and Lenders.

(iii)        In the event that notwithstanding the foregoing provisions of Section 14.16, any payment or distribution of assets of any Obligor of any kind or character, whether in cash, property or securities, shall be received by any other Obligor on account of the Intercompany Obligations before all Senior Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to Agent for application to the payment of the Senior Obligations until all of the Senior Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to Agent and Lenders.

(c)          No right of Agent and Lenders or any other present or future holders of any Senior Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Obligor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

14.17     Advertisement. Each Obligor hereby authorizes Agent to publish the names of Borrowers and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Agent elects to publish.

[Remainder of page intentionally left blank;

signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

KELLWOOD COMPANY

By: _________________________________

Name: W. Lee Capps III

Title: Chief Operating Officer and Chief

Financial Officer

AMERICAN RECREATION PRODUCTS, INC.

BRIGGS NEW YORK, INC.

HALMODE APPAREL, INC.

PHAT FASHIONS LLC

PHAT LICENSING LLC

SIERRA DESIGNS ACQUISITION CORPORATION

By: _________________________________

Name: W. Lee Capps III

Title: Senior Vice President Finance

for each of the Borrowers listed above

GERBER CHILDRENSWEAR, INC.

By: _________________________________

Name: W. Lee Capps III

Title: Senior Vice President Finance and

Chief Financial Officer

[Signature Page to Loan and Security Agreement]

KELLWOOD FINANCIAL RESOURCES, INC. (formerly known as Newkell, Inc.)

KWD HOLDINGS, INC.

By: _________________________________

Name: W. Lee Capps III

Title: President

for each of the Borrowers listed above

KELLWOOD RETAIL GROUP, INC.

KORET OF CALIFORNIA, INC.

NEW CAMPAIGN, INC.

By: _________________________________

Name: W. Lee Capps III

Title: Vice President Finance

for each of the Borrowers listed above

[Signature Page to Loan and Security Agreement]

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender

By:

Name: Debra A. Rathberger

Title: Senior Vice President

Address: One S. Wacker - Suite 3400
Chicago, IL 60606

Attn: Senior Portfolio Manager
Fax: (312) 332-653

With a copy to: Latham & Watkins LLP Address: Sears Tower, Suite 5800 233 South Wacker Drive Chicago, IL 60606 Attn: David G. Crumbaugh Fax: (312) 993-9767

[Signature Page to Loan and Security Agreement]

THE BANK OF NEW YORK,

as a Lender

By:

Name: Scott Detraglia

Title:                                                ______

[Signature Page to Loan and Security Agreement]

THE BANK OF NOVA SCOTIA,

as a Lender and as Documentation Agent

By:

Name: ____________________________

Title:

[Signature Page to Loan and Security Agreement]

FIFTH THIRD BANK,

as a Lender

By:

Name: ____________________________

Title:

[Signature Page to Loan and Security Agreement]

FIRST BANK,

as a Lender

By:

Name: ____________________________

Title:

[Signature Page to Loan and Security Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION,

as a Lender

By:

Name: ____________________________

Title:

[Signature Page to Loan and Security Agreement]

JP MORGAN CHASE BANK, N.A.,

as a Lender and as Syndication Agent

By:

Name: ____________________________

Title:

[Signature Page to Loan and Security Agreement]

SUNTRUST BANK,

as a Lender and as Documentation Agent

By:

Name: ____________________________

Title:                                                          ______

[Signature Page to Loan and Security Agreement]

UMB BANK, N.A.,

as a Lender

By:

Name: ____________________________

Title:

[Signature Page to Loan and Security Agreement]

U.S. BANK NATIONAL ASSOCIATION,

as a Lender

By:

Name: ____________________________

Title:                                                          ______

[Signature Page to Loan and Security Agreement]

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL),

as a Lender and as Syndication Agent

By:

Name: ____________________________

Title:

[Signature Page to the Loan and Security Agreement]

EXHIBIT A

to

Loan and Security Agreement

REVOLVER NOTE

[Date]	$___________________	Illinois

KELLWOOD COMPANY, a Delaware corporation (“Borrower Representative”), AMERICAN RECREATION PRODUCTS, INC., a Delaware corporation, BRIGGS NEW YORK, INC., a Delaware corporation, GERBER CHILDRENSWEAR, INC., a Delaware corporation, HALMODE APPAREL, INC., a Delaware corporation, KWD HOLDINGS, INC., a Delaware corporation, KELLWOOD FINANCIAL RESOURCES, INC. (formerly knows as Newkell, Inc.), a Delaware corporation, KELLWOOD RETAIL GROUP, INC., a Delaware corporation, KORET OF CALIFORNIA, INC., a California corporation, NEW CAMPAIGN, INC., a Delaware corporation, PHAT FASHIONS LLC, a New York limited liability company, PHAT LICENSING LLC, a New York limited liability company and SIERRA DESIGNS ACQUISITION CORPORATION, a Delaware corporation (each a “Borrower” and collectively with Borrower Representative, “Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of ____________________________ (“Lender”), the principal sum of ______________________ DOLLARS ($___________), or such lesser amount as may be advanced by Lender as Revolver Loans and owing as LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Loan and Security Agreement dated as of April 12, 2006, among Borrowers, the other Obligors party thereto, Bank of America, N.A., as Agent, Lender, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences Revolver Loans and LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by Borrowers to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Revolver Loans and LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Borrowers hereunder or under any other Loan Documents.

Time is of the essence of this Note. Each Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Borrowers jointly and severally agree to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this Note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that Borrowers not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

This Note shall be governed by the laws of the State of Illinois, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Note is executed as of the date set forth above.

KELLWOOD COMPANY By____________________________________ Title:
AMERICAN RECREATION PRODUCTS, INC. By____________________________________ Title:
BRIGGS NEW YORK, INC. By____________________________________ Title:

GERBER CHILDRENSWEAR, INC. By____________________________________ Title:
HALMODE APPAREL, INC. By____________________________________ Title:
KWD HOLDINGS, INC. By____________________________________ Title:
KELLWOOD FINANCIAL RESOURCES, INC. (formerly known as Newkell, Inc.) By____________________________________ Title:
KELLWOOD RETAIL GROUP, INC. By____________________________________ Title:
KORET OF CALIFORNIA, INC. By____________________________________ Title:
NEW CAMPAIGN, INC. By____________________________________ Title:
PHAT FASHIONS LLC By____________________________________ Title:

PHAT LICENSING LLC By____________________________________ Title:
SIERRA DESIGNS ACQUISITION CORPORATION By____________________________________ Title:
_____________________________________ By____________________________________ Title:
_____________________________________ By____________________________________ Title :

EXHIBIT B

to

Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan and Security Agreement dated as of April 12, 2006, as amended (“Loan Agreement”), among KELLWOOD COMPANY, a Delaware corporation (“Borrower Representative”), AMERICAN RECREATION PRODUCTS, INC., a Delaware corporation, BRIGGS NEW YORK, INC., a Delaware corporation, GERBER CHILDRENSWEAR, INC., a Delaware corporation, HALMODE APPAREL, INC., a Delaware corporation, KWD HOLDINGS, INC., a Delaware corporation, KELLWOOD FINANCIAL RESOURCES, INC. (formerly known as Newkell, Inc.), a Delaware corporation, KELLWOOD RETAIL GROUP, INC., a Delaware corporation, KORET OF CALIFORNIA, INC., a California corporation, NEW CAMPAIGN, INC., a Delaware corporation, PHAT FASHIONS LLC, a New York limited liability company, PHAT LICENSING LLC, a New York limited liability company and SIERRA DESIGNS ACQUISITION CORPORATION, a Delaware corporation (each a “Borrower” and collectively with Borrower Representative, “Borrowers”), the other Obligors party thereto, BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.

______________________________________ (“Assignor”) and __________________ ____________________ (“Assignee”) agree as follows:

1.            Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $________ of Assignor’s outstanding Revolver Loans and $___________ of Assignor’s participations in LC Obligations, and (b) the amount of $__________ of Assignor’s Revolver Commitment (which represents (____%) of the total Revolver Commitments); (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and the Borrower Representative, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2.            Assignor (i) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $__________, the outstanding balance of its Revolver Loans and participations in LC Obligations is $__________; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Obligors or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]

3.            Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (vi) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (vii) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4.            Assignee acknowledges and agrees that it will not sell or otherwise dispose of the Assigned Interest or any portion thereof, or grant any participation therein, in a manner which, or take any action in connection therewith which, would violate the terms of any Loan Documents.

5.            This Agreement and all rights and obligations shall be interpreted in accordance with and governed by the laws of the State of Illinois. If any provision hereof would be invalid under Applicable Law, then such provision shall be deemed to be modified to the extent necessary to render it valid while most nearly preserving its original intent; no provision hereof shall be affected by another provision’s being held invalid.

6.            Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a            If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

__________________________

__________________________

__________________________

(b)          If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

__________________________

__________________________

__________________________

__________________________

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

______________________________

______________________________

ABA No._______________________

______________________________

Account No.____________________

Reference: _____________________

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

______________________________

______________________________

ABA No._______________________

______________________________

Account No.____________________

Reference: _____________________

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of _____________.

_____________________________________

(“Assignee”)

By___________________________________

Title:

_____________________________________

(“Assignor”)

By___________________________________

Title:

EXHIBIT C

to

Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (i) the Loan and Security Agreement dated as of April 12, 2006, as amended (“Loan Agreement”), among KELLWOOD COMPANY, a Delaware corporation (“Borrower Representative”), AMERICAN RECREATION PRODUCTS, INC., a Delaware corporation, BRIGGS NEW YORK, INC., a Delaware corporation, GERBER CHILDRENSWEAR, INC., a Delaware corporation, HALMODE APPAREL, INC., a Delaware corporation, KWD HOLDINGS, INC., a Delaware corporation, KELLWOOD FINANCIAL RESOURCES, INC. (formerly known as Newkell, Inc.), a Delaware corporation, KELLWOOD RETAIL GROUP, INC., a Delaware corporation, KORET OF CALIFORNIA, INC., a California corporation, NEW CAMPAIGN, INC., a Delaware corporation, PHAT FASHIONS LLC, a New York limited liability company, PHAT LICENSING LLC, a New York limited liability company and SIERRA DESIGNS ACQUISITION CORPORATION, a Delaware corporation (each a “Borrower” and collectively with Borrower Representative, “Borrowers”), the other Obligors party thereto, BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (ii) the Assignment and Acceptance dated as of ____________, 20__ (“Assignment Agreement”) between __________________ (“Assignor”) and ____________________ (“Assignee”). Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $________ of Assignor’s outstanding Revolver Loans and $___________ of Assignor’s participations in LC Obligations and (b) the amount of $__________ of Assignor’s Revolver Commitment (which represents (____%) of the total Revolver Commitments); (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and the Borrower Representative, if applicable. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Revolver Commitment to be reduced by $_________, and Assignee’s Revolver Commitment to be increased by $_________.

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

________________________

________________________

________________________

________________________

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment and Acceptance.

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, this Assignment Notice is executed as of _____________.

_____________________________________

(“Assignee”)

By___________________________________

Title:

_____________________________________

(“Assignor”)

By___________________________________

Title:

ACKNOWLEDGED AND AGREED,

AS OF THE DATE SET FORTH ABOVE:

BORROWER:*

_________________________________

By_______________________________

Title:

* No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

BANK OF AMERICA, N.A.,

as Agent

By_______________________________

Title:

EXHIBIT D

to

Loan and Security Agreement

COMPLIANCE CERTIFICATE

[__________________________]

__________,____

Bank of America, N.A., as Agent

___________________

___________________

___________________

The undersigned, the chief financial officer of Kellwood Company, a Delaware corporation, (the “Borrower Representative”), gives this certificate to Bank of America, N.A., in its capacity as Agent (“Agent”) in accordance with the requirements of Section 10.1.2(c) of that certain Loan and Security Agreement dated April 12, 2006 among Borrowers, the other Obligors party thereto, Agent and the financial institutions from time to time party thereto as lenders (the “Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.            Based upon my review of the balance sheets and statements of income of Borrowers and their Subsidiaries for the [__________] period ending __________, ____, copies of which are attached hereto, I hereby certify that (check as appropriate):

____ Availability is $____________ and a FCC Triggering Event has not occurred and Capital Expenditures are not required to be measured.

____ for the period ending __________, ____,:

(i) Availability is $____________ and a FCC Triggering Event has occurred. Schedule A attached hereto sets forth the calculations necessary to demonstrate Borrowers’ compliance with the Fixed Charge Coverage Ratio contained in Section 10.3 of the Loan Agreement.

(ii) Capital Expenditures (exclusive of Capital Expenditures made at the time at which after giving effect thereto Availability exceeds $60,000,000) during the period and for the fiscal year to date total $________ and $________, respectively and Obligors are therefore in compliance with the Capital Expenditure covenant contained in Section 10.2.3 of the Loan Agreement.

2.            No Default exists on the date hereof, other than: _______________ [if none, so state]; and

D-1

3.            No Event of Default exists on the date hereof, other than: _______________ [if none, so state].

Very truly yours,

__________________________________

Chief Financial Officer

D-2

SCHEDULE 1.1

to

Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment	Total Commitments
Bank of America, N.A.	$65,000,000	$65,000,000
The Bank of New York	$15,000,000	$15,000,000
The Bank of Nova Scotia	$40,000,000	$40,000,000
Fifth Third Bank	$25,000,000	$25,000,000
First Bank	$20,000,000	$20,000,000
HSBC Bank USA, National Association	$25,000,000	$25,000,000
JP Morgan Chase Bank, N.A.	$65,000,000	$65,000,000
SunTrust Bank	$40,000,000	$40,000,000
UMB Bank	$25,000,000	$25,000,000
U.S. Bank National Association	$25,000,000	$25,000,000
Wachovia Capital Finance (Central)	$55,000,000	$55,000,000

SCHEDULE 8.5

to

Loan and Security Agreement

DEPOSIT ACCOUNTS

Depository Bank	Type of Account	Account Number

SCHEDULE 8.6.1

to

Loan and Security Agreement

BUSINESS LOCATIONS

1.	Obligors currently have the following business locations, and no others:

Chief Executive Office:

Other Locations:

2.            Obligors maintain their books and records relating to Accounts and General Intangibles at:

3             Obligors have had no office, place of business or agent for process located in any county other than as set forth above, except:

4.	Each Subsidiary currently has the following business locations, and no others:

Chief Executive Office:

Other Locations:

5.            Each Subsidiary maintains its books and records relating to Accounts and General Intangibles at:

6.            Each Subsidiary has had no office, place of business or agent for process located in any county other than as set forth above, except:

7.            The following bailees, warehouseman, similar parties and consignees hold inventory of Obligors or one of its Subsidiaries:

Name and Address of Party	Nature of Relationship	Amount of Inventory	Owner of Inventory

SCHEDULE 9.1.4

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Loan and Security Agreement

NAMES AND CAPITAL STRUCTURE

1.            The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of each Obligor and Subsidiary are as follows:

Name	Jurisdiction	Number and Class of Authorized Shares	Number and Class of Issued Shares

2.            The record holders of Equity Interests of each Obligor and Subsidiary are as follows:

Name	Class of Stock	Number of Shares	Record Owner

3.            All agreements binding on holders of Equity Interests of Obligors and Subsidiaries with respect to such interests are as follows:

4.            The name of each Affiliate of an Obligor and the nature of the affiliation are as follows:

SCHEDULE 9.1.5

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Loan and Security Agreement

CORPORATE NAMES; LOCATIONS

1.            Each Obligor’s and Subsidiary’s correct corporate name, as registered with the Secretary of State of its state of incorporation, is shown on Schedule 9.1.4.

2.            In the conduct of their businesses during five years preceding the Closing Date, Obligors and Subsidiaries have used the following names:

Entity	Fictitious, Trade or Other Name

3.            In the five years preceding the Closing Date, no Obligor or Subsidiary has been the surviving corporation of a merger or combination, except:

4.            In the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial part of the assets of any Person, except:

SCHEDULE 9.1.12

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Loan and Security Agreement

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1.	Obligor’ and Subsidiaries’ patents:

Patent	Owner	Status in Patent Office	Federal Registration Number	Registration Date

2.	Obligors’ and Subsidiaries’ trademarks:

Trademark	Owner	Status in Trademark Office	Federal Registration Number	Registration Date

3.	Obligors’ and Subsidiaries’ copyrights:
Copyrights	Owner	Status in Copyright Office	Federal Registration Number	Registration Date

4.            Obligors’ and Subsidiaries’ licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):

Licensor	Description of License	Term of License	Royalties Payable

SCHEDULE 9.1.15

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Loan and Security Agreement

ENVIRONMENTAL MATTERS

SCHEDULE 9.1.16

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Loan and Security Agreement

RESTRICTIVE AGREEMENTS

Entity	Agreement	Restrictive Provisions

SCHEDULE 9.1.17

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Loan and Security Agreement

LITIGATION

1.	Proceedings and investigations pending against Obligors or Subsidiaries:

Title of Action	Nature of Action	Complaining Parties	Jurisdiction or Tribunal

2.            The only threatened proceedings or investigations of which any Obligors or Subsidiary is aware are as follows:

SCHEDULE 9.1.19

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Loan and Security Agreement

PENSION PLANS

1.	Obligors and Subsidiaries have the following Multiemployer Plans:

Party	Type of Multiemployer Plan

2.	Obligors and Subsidiaries have the following Foreign Plans:

Party	Description of Plan

SCHEDULE 9.1.21

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Loan and Security Agreement

LABOR CONTRACTS

Obligors and Subsidiaries are party to the following collective bargaining agreements, management agreements and consulting agreements:

Parties	Type of Agreement	Term of Agreement

SCHEDULE 10.2.2

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Loan and Security Agreement

EXISTING LIENS

SCHEDULE 10.2.17

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Loan and Security Agreement

EXISTING AFFILIATE TRANSACTIONS